Exhibit 10.1

EXECUTION COPY

AGREEMENT FOR THE SALE AND PURCHASE OF ALL THE ISSUED AND OUTSTANDING SHARES IN PALLAS ATHENA HOLDINGS B.V.
18 OCTOBER 2011
Lexmark International Technology S.A. and Pal-Wave B.V. and Consilience Beheer B.V.

ALLEN & OVERY Allen & Overy LLP

CONTENTS

Clause                                                                                                                                                                                                                                                                                                    Page

1.	Interpretation	2
2.	Sale and Purchase	2
3.	Purchase Price	3
4.	Completion	3
5.	Post-Completion Obligations and Covenants	6
6.	Escrow	6
7.	Loans and Guarantees	6
8.	Due Diligence Investigation	7
9.	Warranties	8
10.	Warranty Limits	9
11.	Sellers Breaches	10
12.	Third Party Claims	11
13.	Specific Indemnities	11
14.	Protective Covenants	12
15.	Confidentiality	13
16.	Notices	14
17.	Further Assurance	15
18.	Assignment	15
19.	Payments	15
20.	General	16
21.	No Rescission or Alteration	17
22.	Whole Agreement	18
23.	Governing Law	18
24.	Arbitration	18
25.	Language	18

Signatories                                                                                                                                                                                                                                                                                                               19

Schedule

1.	The Company 20
2.	The Subsidiaries and Participation 21
Part 1	The Subsidiaries 21
Part 2	The Participation 25
3.	Draft Deed of Transfer 26
Part 1	Shares in the Company 26
Part 2	Shares in Futura 29
4.	Disclosed Information 32
5.	Warranties 33
Part 1	Sellers' Warranties 33
Part 2	Purchaser's Warranties 44
6.	Interpretation 45

Annex

1.	Employment Agreements 51
2.	Key Employees 52
3.	Closing Amounts 53
4.	Notary Letter 54
5.	Service Agreements 55

2

THIS AGREEMENT is made on 18 October 2011,

BETWEEN:

(1)
PAL-WAVE B.V., a private limited liability company incorporated under the laws of the Netherlands, having its seat (statutaire zetel) at Apeldoorn, the Netherlands, and its registered office is at Piet Joubertstraat 4, 7315 AV Apeldoorn, the Netherlands, registered with the Dutch commercial register under number 08077638 (Wave);

(2)
CONSILIENCE BEHEER B.V., a private limited liability company incorporated under the laws of the Netherlands, having its seat (statutaire zetel) at Roozendaal, the Netherlands, and its registered office is at Julianalaan 18, 1213 AP Hilversum, the Netherlands, registered with the Dutch commercial register under number 08078459 (Consilience); and

(3)
LEXMARK INTERNATIONAL TECHNOLOGY S.A., a public limited liability company incorporated under the laws of Switzerland, having its seat (statutaire zetel) at Meyrin, Switzerland, and its registered office is at route de Pré-Bois 20, Bâtiment ICC - Bloc A, Switzerland, registered with the Swiss commercial register under number 07012/1996 (the Purchaser).

The parties (1) and (2) are individually also referred to as a Seller and together as the Sellers.

BACKGROUND:

(A)
The Sellers are the owner of the issued and outstanding shares, excluding the Priority Shares (as defined below), (the Shares) in the capital of Pallas Athena Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands, having its seat (statutaire zetel) at Apeldoorn, the Netherlands, and its registered office is at Piet Joubertstraat 4, 7315 AV Apeldoorn, the Netherlands, registered with the Dutch commercial register under number 08154767 (the Company). There are also nine issued and outstanding priority shares in the capital of the Company (the Priority Shares), which will be sold and transferred by the holders of the Priority Shares to the Purchaser in a separate deed of sale and transfer on the Completion Date.

(B)
The Sellers wish to sell and the Purchaser wishes to purchase the Company (as set forth in Schedule 1 (the Company) its Subsidiaries (as set forth in Schedule 2Part 1 (the Subsidiaries)) and its Participation (as set forth in Schedule 2Part 2 (the Participation)) and their business by means of a sale and purchase of the Shares on the terms set out in this agreement (the Transaction).

(C)
The Sellers and the Purchaser have complied with the provisions of the Social and Economic Council Merger Regulation for the protection of employees (SER-Besluit Fusiegedragsregels 2000 ter bescherming van de belangen van werknemers) and the Works Council Act (Wet op de ondernemingsraden) and the works council of the Company has rendered its advice regarding the Transaction.

(D)
The Purchaser has carried out due diligence investigations on the financial, legal, tax, human resources, accounting, commercial, business and IT aspects of the Group Companies. The Sellers have prepared the Data Room containing information concerning the Shares, the Group Companies and their businesses and the Purchaser was allowed to submit (additional) questions during such review to which questions the Sellers submitted answers. The Purchaser and advisers and representatives of the Purchaser were given access to the Disclosed Information up and until the Completion Date, and were given the opportunity to attend and participate in presentations and interviews between 20 September 2011 and the Completion Date.

(E)
In connection with the Transaction, the Company has entered into a new lease agreement with the lessor of the property on the Piet Joubertstraat 4 in Apeldoorn, the Netherlands, effective as per 18 October 2011.

(F)
The Key Employees will be offered restricted stock unit agreements with Lexmark International Inc, the parent company of the Company and certain persons have entered into employment agreements with a Group Company, a copy of which is attached in Annex 1.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1
In addition to terms defined elsewhere in this agreement, the definitions and other provisions in Schedule 6 (Interpretation) apply throughout this agreement and the recitals unless a different intention clearly appears.

1.2
In this agreement, unless a different intention clearly appears, a reference to a clause, subclause,  schedule or annex is a reference to a Clause, subclause, Schedule or Annex of this agreement.  The Schedules and Annexes are part of this agreement.

1.3	The headings used in this agreement do not affect its interpretation.

2.	SALE AND PURCHASE

2.1	On the terms of this agreement, each Seller hereby sells its Shares to the Purchaser and the Purchaser hereby purchases the same from each Seller.

2.2
On Completion, each Seller shall transfer (leveren) its Shares free of all Restrictions and together with all rights attached to its Shares, including, subject to subclause 2.3, the right to receive dividends paid or declared on or after the Effective Date, to the Purchaser and the Purchaser shall accept (aanvaarden) the transfer of these Shares in each case by executing the PA Deed of Transfer against simultaneous payment of the Purchase Price, all in the manner as further set out in Clause 4.

2.3
The Sellers and the Purchaser hereby record that the Sellers shall not be entitled to any distribution or any profit or any reserves of the Company which are capable of being distributed, whether by means of a dividend, interim dividend or otherwise on or after the Effective Date.

2.4
Subject to Completion, the economic benefit and the risk in the ordinary course relating to the Shares and the business of the Group Companies and all their assets and liabilities shall be for the risk and account (voor rekening en risico) of the Purchaser as of the Effective Date. This subclause 2.4 shall not prejudice the ability of the Purchaser to claim under the Sellers' Warranties or any other relevant provision of this agreement.

2.5	The Sellers:

(a)
covenant with the Purchaser that each of them has the right to sell and on Completion will have the right to transfer to the Purchaser full legal and beneficial interest (volledig economisch en juridisch eigendom) in the Shares on the terms set out in this agreement; and

(b)
waive, or shall procure the waiver of, all rights of pre-emption which they have (whether under the Company's constitutional documents or otherwise) in respect of the transfer to the Purchaser of any or all of the Shares and furthermore shall procure the approval of the appropriate corporate body as required by the Company's constitutional documents or otherwise.

3.	PURCHASE PRICE

3.1
The aggregate consideration due by the Purchaser to the Sellers for the sale and transfer of the Shares is EUR 29,870,939.88 (the Purchase Price), which amount is allocated to each Seller as agreed between the Sellers and set out in subclause 3.2.

3.2
Each of the Sellers and the Purchaser hereby agree that the Purchase Price shall be apportioned between the Sellers as follows. Wave shall receive 73.50% of the Purchase Price and Consilience shall receive the other 26.50% of the Purchase Price.

3.3
The Purchase Price, decreased by the Escrow Amount, is payable in cash in full and without any deduction, set off or suspension on Completion against transfer of the Shares in the manner as further set out in Clause 4.

3.4
The parties acknowledge that the Purchase Price is determined on the basis of the assumption that the Debt Amounts accurately reflect the amounts outstanding at Completion to the relevant counterparties set out in Annex 3 (Closing Amounts). If, following Completion, it is established that the actual amounts outstanding to such counterparty exceed the Debt Amounts, then the Sellers shall compensate the Purchaser for such amount in accordance with Clause 13.

4.	COMPLETION

4.1	Completion shall take place at the offices of the Purchaser's Lawyers at 10 a.m. on the date hereof or at such other time and on such other date as the Sellers and the Purchaser may agree.

4.2
By 09:00 am (Amsterdam time) on the day of Completion, the Purchaser will pay the Closing Amounts by wire transfer into the Notary's third party bank account in accordance with Clause 19 and a detailed letter of instruction to the Notary as attached as Annex 4 (Notary Letter).

4.3	At Completion, the following events shall occur in the order set out below:

(a)	the Notary shall confirm that the Closing Amounts have been received in the Notary's account;

(b)
the Purchaser shall deliver a written statement that on the basis of matters Fairly Disclosed in the Disclosed Information the Purchaser is not aware of any matter or thing which is inconsistent with the Sellers' Warranties or constitutes a Warranty Breach on the day of Completion;

(c)
the Sellers will provide the Purchaser with written evidence that (i) all requisite corporate and other action necessary to enter into this agreement and to perform the obligations pursuant to or in relation to this agreement and all related documents have been duly taken; and (ii) the persons that will be signing this agreement and all related documents as representatives of the Sellers are duly authorised to represent the Sellers and to enter into this agreement in the name of the Sellers;

(d)
the Purchaser will, with respect to itself, provide the other parties with written evidence that (i) all requisite corporate and other action necessary to enter into this agreement and to perform the obligations pursuant to or in relation to this agreement and all related documents have been duly taken; and (ii) the person that will be signing this agreement and all related documents as representative of the Purchaser is duly authorised to represent the Purchaser and to enter into this agreement in its name;

(e)	the Sellers shall procure the delivery to the Purchaser of the following:

(i)
powers of attorney executed by each holder of Priority Shares in which the holder grants a power of attorney to the Notary to execute a deed of sale and transfer for the sale and transfer of the Priority Shares to the Purchaser, which deed the Notary shall execute on behalf of the holders of Priority Shares

(ii)	executed copies of the termination agreements relating to the service agreements as listed on Annex 5 (Service Agreements);

(iii)
resignation letters of the managing directors of the Company, Pallas Athena B.V., Wave-Front International B.V. as from the execution of the PA Deed of Transfer, in a form satisfactory to the Purchaser, in each case acknowledging that such director has no claim against the relevant Group Company from which he is resigning, whether for loss of office or otherwise;

(iv)
resignation letters of the managing directors of Futura Process Intelligence B.V. and Futura as from the execution of the Futura Deed of Transfer, in a form satisfactory to the Purchaser, in each case acknowledging that such director has no claim against the relevant Group Company from which he is resigning, whether for loss of office or otherwise;

(v)
executed Unanimous Consent Resolutions of the general meetings of each of the Dutch Group Companies in which it shall be resolved that the managing directors of such Group Company shall, to the extent necessary, be removed with discharge of their office duties with effect from the time of execution of the PA Deed of Transfer with respect to the Company, Pallas Athena B.V. and Wave-Front International B.V. and with effect from the time of execution of the Futura Deed of Transfer with respect to Futura Process Intelligence B.V. and Futura;

(vi)	an executed copy of the new lease agreement for the property on the Piet Joubertstraat 4 in Apeldoorn, the Netherlands;

(vii)	the shareholders' register of the Company in which the transfer of the Shares shall be registered;

(viii)	a statement by the Sellers that all indebtedness due from a Seller to a Group Company has been satisfied in full in accordance with subclause 7.1 of this agreement;

(ix)	an executed version of the share purchase agreement for the purchase by the Company of the remaining 51% of the shares in Futura from Tikapo Holding B.V.; and

(x)	executed deed of assignments for intellectual property rights;

(f)
the transfer (overdracht) of the Shares shall be effected by execution of a deed of transfer substantially in the form attached hereto in Schedule 3Part 1 (the PA Deed of Transfer). The parties shall execute the PA Deed of Transfer before the Notary and shall procure that the Notary shall execute the PA Deed of Transfer and that the Company shall acknowledge the transfer of the Shares by signing the PA Deed of Transfer;

(g)
on execution of the PA Deed of Transfer, the Notary shall hold the Purchase Price for the benefit of the Sellers. After execution of the PA Deed of Transfer the Notary shall pay the Purchase Price, decreased by the Escrow Amount, to the Sellers in accordance with this agreement. The Notary shall hold and/or pay the other parts of the Closing Amounts in accordance with the Notary Letter;

(h)
the transfer (overdracht) of the 51% of the shares in the capital of Futura shall be effected by execution of a deed of transfer substantially in the form attached hereto in Schedule 3Part 2 (the Futura Deed of Transfer). The parties thereto shall execute the Futura Deed of Transfer before the Notary and shall procure that the Notary shall execute the Futura Deed of Transfer and that Futura shall acknowledge the transfer of the 51% of the shares in the capital of Futura by signing the Futura Deed of Transfer;

(i)
on execution of the Futura Deed of Transfer, the Notary shall hold the Futura Purchase Price for the benefit of Tikapo Holding B.V. After execution of the Futura Deed of Transfer the Notary shall pay the Futura Purchase Price, decreased by the Futura Escrow Amount, to Tikapo Holding B.V. in accordance with the Notary Letter; and

(j)
the Purchaser shall appoint new members to the board of directors of the Company and the Company shall appoint new members to the board of directors of Pallas Athena B.V. and Wave-Front International B.V. as from the execution of the PA Deed of Transfer, and the Company shall appoint new members to the board of directors of Futura and Futura shall appoint new members to the board of directors of Futura Process Intelligence B.V. as from the execution of the Futura Deed of Transfer.

4.4
If, prior to or at the moment on which Completion is to be effected, for any reason any party does not do or does not procure to be done all those things listed in relation to it or its group in this Clause 4 (the Deferring Party), the other party may elect (in addition and without prejudice to all other remedies available to it) to either:

(a)
together with the Deferring Party set a new time for Completion, not being more than 5 (five) Business Days later than the original date planned for Completion, in which case this Clause 4 shall also apply to the deferred Completion, or

(b)	effect Completion as far as practicable (without in any way limiting the other party's rights or remedies under this agreement or by law, to, amongst other things, claim for damages).

4.5
If, at the moment on which the deferred Completion is to be effected, for any reason the Deferring Party has not done or has not procured to be done all those things listed in relation to it or its group in this Clause 4, the other party may (in addition and without prejudice to all other remedies available to it) terminate this agreement, in which case all provisions of this agreement shall terminate, except for Clauses 15, 16, 17, 18, 19, 20, 21, 23, 24 and 25 and the relevant provisions of Clause 1 and Schedule 6, which shall survive such termination.

4.6
Neither of the parties shall be obliged to complete the sale and purchase of the Shares unless all those things set out in this Clause 4 have been done prior to Completion. This subclause shall not, however, prejudice any rights or remedies available to any party in respect of any default on the part of any other party.

4.7
The Notary is a civil law notary with the Purchaser's Lawyers. Each of the Sellers acknowledges that it is aware of the provisions of the Ordinance Containing Rules of Professional Conduct and Ethics (Verordening beroeps-en gedragsregels) of the Royal Professional Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie). Each of the Sellers and the Purchaser acknowledge and agree that Allen & Overy LLP may advise and act on behalf of the Purchaser's Group with respect to the PA Deed of Transfer, this agreement, and any agreements and/or any disputes related thereto.

5.	POST-COMPLETION OBLIGATIONS AND COVENANTS

5.1	The Purchaser agrees that for a period of seven years following the Completion Date, it will cause the Group Companies, auditors and financial advisers:

(a)
to retain, in accordance with mandatory law and the record retention practice of the Group Companies in effect at the Effective Date, all books and records (including in relation to Taxation matters) relating to the period prior to Completion; and

(b)
at the request of a Seller, to give to such Seller and/or its representatives reasonable access to such books and records so retained, including the right to inspect and take copies,  and to the management of any of the Group Companies in order to provide such Seller with information concerning the operation and conduct of the Group Companies prior to the Completion Date as may reasonably be required for accounting, litigation or Taxation matters.

6.	ESCROW

An amount of EUR 2,987,093.99 (the Escrow Amount) shall be paid out of the Purchase Price into the Escrow Account at Completion, subject to the terms and conditions of the Escrow Agreement, as additional security for the satisfaction of the Sellers' obligations towards the Purchaser under any Sellers' Warranty or for claims under Clause 13 subject to the relevant terms and conditions set out in Clause 13. The Escrow Amount shall be kept and discharged of by the Escrow Agent (as defined in the Escrow Agreement) under the terms and subject to the conditions of the Escrow Agreement.

7.	LOANS AND GUARANTEES

7.1	On or prior to Completion, each Seller shall satisfy all indebtedness due from it to a Group Company in full without payment of penalties.

7.2
Parties agree that the existing debt (including accrued interest, termination, breakage, pre-payment or other fees paid or payable by any of the Group Companies as a result of the repayment of any debt) to TDS as listed in Annex 3 (Closing Amounts) (the TDS Existing Debt) shall not be settled by the Purchaser on behalf of the Group Companies at Completion but that it shall use its reasonable endeavours to do so within 2 (two) months thereafter. The securities granted under the TDS Existing Debt shall not be released at Completion.

7.3
Parties agree that the Purchaser shall use its reasonable endeavours to settle the existing debt (being the EURIBOR loan) (including accrued interest, termination, breakage, pre-payment or other fees paid or payable by any of the Group Companies as a result of the repayment of any debt) to Deutsche Bank (the Deutsche Bank Existing Debt) as listed on Annex 3 (Closing Amounts) on behalf of the Group Companies immediately after Completion. The Deutsche Bank current account (rekening-courant) as well as the other bank accounts of the Group Companies, as listed in Annex 3 (Closing Amounts), (the Current Accounts Debt), shall not be settled by the Purchaser on behalf of the Group Companies at Completion but the Purchaser shall use its reasonable endeavours to do so within 2 (two) months thereafter. Any accrued interest, termination, breakage, pre-payment or other fees paid or payable by any of the Group Companies as a result of the repayment of the Current Accounts Debt shall be for the account of the Purchaser.

7.4
The Purchaser shall pay for and on behalf of the relevant Group Company the unpaid principal amounts of the Shareholder Loans to the relevant member of such Sellers' Group in full. The Purchaser shall use its reasonable endeavours to do so immediately following payment of the Deutsche Bank EURIBOR loan. The Shareholder Loans (including net shareholder interest) amounts are as listed on Annex 3 (Closing Amounts).

7.5
If and to the extent that any Employee Loans (including interest) are due by the Company or any other Group Company to any employee of any Group Company as at Completion, the Purchaser shall pay for and on behalf of the relevant Group Company the unpaid principal amounts of the Employee Loans, as listed on Annex 3 (Closing Amounts), to the relevant employee in full. The Purchaser shall use its reasonable endeavours to do so within 2 (two) months after Completion.

7.6
The Sellers shall procure that, on Completion, each Group Company is released from all guarantees and indemnities given by it that relates to any liability or obligation of any of the Sellers, member of the Sellers' Group, their shareholders or their Interested Persons, and, pending such release, the Sellers shall indemnify Purchaser against all liabilities under those guarantees and indemnities.

7.7
Parties agree that the remaining Debt Amounts not discussed in subclauses 7.2, 7.3, 7.4 and 7.5 and that are listed in paragraphs 2, 3, 9 and 10 of Annex 3 (Closing Amounts), shall be settled by the Purchaser on behalf of the Group Companies in accordance with the Notary Letter.

7.8
The Purchaser shall procure that, as from Completion, for all Debt Amounts, except for the Deutsche Bank Existing Debt, each Seller is released from all guarantees and indemnities given by any of them in respect of obligations of any Group Company and, pending such release, the Purchaser shall indemnify each of them against all liabilities under those guarantees and indemnities, including related to the Deutsche Bank Existing Debt.

7.9
Any payment obligations under this Clause 7 shall, to the extent possible, be discharged by way of set-off (verrekening) against other payment obligations referred to in this Clause 7 and shall be made in accordance with Clause 19.

8.	DUE DILIGENCE INVESTIGATION

8.1	The Purchaser and the Sellers each acknowledges and agrees that:

(a)	the Sellers have prepared a Data Room containing information concerning the Shares, the Company, the Group Companies and their businesses;

(b)
the Purchaser has performed, with the assistance of professional advisers, a due diligence investigation with respect to the business, IT, legal, operational, commercial, technical, financial, accounting, tax, employment, pension, insurance and property and other aspects of the Shares, the Group Companies and their businesses during the period of 20 September 2011 to the Completion Date on the basis of the information provided by the Sellers, the senior management and certain employees of the Company, the Group Companies and their advisers (the Due Diligence Investigation); and

(c)
for the purposes of the Due Diligence Investigation the Purchaser has had (and its advisers have had) opportunity to review any and all information made available to the Purchaser and its advisers, by having had, amongst others, (i) access to business, operational, technical, financial, legal, employment, pension, insurance and property, accounting, tax, commercial and IT information provided in the Data Room prepared by the Sellers, (ii) the opportunity to submit questions to and receive answers and subsequent provided  additional information from the Sellers on any matter that the Purchaser (or its advisers) deemed proper and necessary for the purpose of entering into this agreement, and (iii) access to the senior management of the Company (including, without limitation, in management presentations).

8.2
The information contained on the DVD, as attached as Schedule 4 (Disclosed Information), being:  (i) the answers and information provided by the Sellers pursuant to the questions set out in the due diligence questionnaire (the Data Room), (ii) all written information supplied to Purchaser prior to the Due Diligence Investigation, (iii) all e-mails and attachments thereto sent to the Purchaser and its advisors during the Due Diligence Investigation; and (iv) the results of the performance test run by the Sellers and the Company on request of the Purchaser, the written answers to questions raised by the Purchaser and its advisers, together with any other written information made available to the Purchaser and its advisers in presentations (together the Disclosed Information), shall be deemed disclosed to the Purchaser. Accordingly, notwithstanding any other provisions of this agreement, the Sellers:

(a)	shall not be in Warranty Breach (as defined hereunder); and

(b)	shall not be liable in respect of any matter giving rise to a breach of any of the Sellers' Warranties (a Warranty Breach),

to the extent that, at Completion, the Purchaser or its advisers were or should have been aware of such Warranty Breach, because the facts and circumstances giving rise thereto:

(i)	were Fairly Disclosed in the Disclosed Information; and

(ii)	have otherwise been Fairly Disclosed in the Sellers' Warranties themselves and/or otherwise in this agreement and/or the Schedules and/or the Annexes.

It being understood however that the Due Diligence Investigation and the Disclosed Information will not in any way limit the Purchaser's rights to claim for a Warranty Breach set out in paragraphs 1, 2.1, 2.4 up to and including 2.8, 3, 4.2 and 5.1 of Schedule 5Part 1 (Sellers' Warranties), to which no disclosure, limitation or qualification or any duty for the Purchaser to investigate, shall apply.

9.	WARRANTIES

9.1
Except as Fairly Disclosed in the Disclosed Information, the Sellers represent and warrant (garandeert) on a several and not joint basis (geen hoofdelijkheid) to the Purchaser that, subject to the provisions of this agreement, each of the statements set out in Schedule 5Part 1 are true (juist) and accurate (accuraat) on the date of this agreement.

9.2
The Sellers acknowledge that the Purchaser enters into this agreement in reliance upon the Sellers' Warranties. The Sellers' Warranties allocate between the Sellers and the Purchaser the risk and costs relating to any facts or circumstances which may cause any of the Sellers' Warranties to be untrue (onjuist) or inaccurate (niet accuraat).

9.3
The liability of the Sellers in connection with the Sellers' Warranties shall be subject to the limitations contained in Clause 10 and any Warranty Claim shall be subject to the provisions of that Clause.

9.4
The Purchaser shall notify the Sellers in writing of a Warranty Breach within due time (bekwame tijd) which, in light of this agreement, the parties agree to be 4 (four) months after the Purchaser has become aware of such Warranty Breach. The Sellers acknowledge that the Purchaser is under no obligation to conduct an investigation after Completion to establish whether there is a Warranty Breach. The time in which the Purchaser should reasonably have become aware of the Warranty Breach is specified for each type of Sellers' Warranty in subclause 10.1(c). The notice must set out in reasonable detail the events or facts giving rise to the Warranty Breach and, to the extent possible, indicate the estimated amount of damages involved.

9.5
The failure of the Purchaser to give notice within the time limits referred to in this subclause shall exclude the liability of the Sellers only if and to the extent that such delay causes irreparable damage to the Sellers.

9.6	The Purchaser represents and warrant (garandeert) to the Sellers that each of the statements set out in Schedule 5Part 2 are true (juist) and accurate (accuraat) on the date of this agreement.

10.	WARRANTY LIMITS

10.1	The liability of the Sellers in respect of a Warranty Claim shall be limited as follows:

(a)
except for the Sellers' Warranties in paragraphs 1, 2, 3, 4.2 and 5 of Schedule 5Part 1, the Sellers shall not be liable for any individual Warranty Claim (or a series of Warranty Claims arising from substantially identical facts or circumstances) where the agreed or determined damages do not exceed EUR 10,000;

(b)
except for the Sellers' Warranties in paragraphs 1, 2, 3, 4.2 and 5 of Schedule 5Part 1, the Purchaser shall not be entitled to recover any damages in respect of any Warranty Claims (that individually exceed the limit under (a) above) unless the aggregate amount of the agreed or determined damages in respect of such breaches exceeds EUR 30,000, in which case the whole amount may be recovered by the Purchaser; and

(c)	except for the Sellers' Warranties in paragraphs 1, 2 and 3 of Schedule 5Part 1, the Sellers shall cease to be liable in respect of any Warranty Claims:

(i)
on the date which is six years after Completion or such later date being six months after the expiry of the periods allowed for by law for the assessment of the liability of the Group Companies in respect of the Sellers' Warranties in paragraphs 5 of Schedule 5Part 1; and

(ii)	in respect of any other Sellers' Warranties on the date which is 18 months after the date of Completion,

except in respect of a claim of which the Purchaser gives written notice to the Sellers before that relevant date and has started legal proceedings within six months after service of this written notice.

10.2
Except for the Sellers' Warranties in paragraphs 1, 2, and 3 of Schedule 5Part 1, the maximum aggregate liability of the Sellers in respect of all and any Warranty Claims and/or claims under Cause 13 (indemnity claims) shall not exceed 30% of the Purchase Price.

10.3	The Sellers shall not be liable in respect of a Warranty Claim if and to the extent that it relates to any liability or obligation on the part of a Group Company:

(a)	which has been Fairly Disclosed in the Disclosed Information;

(b)
for which a specific provision or reserve for the liability is made in the Accounts, unless such provision is not sufficient in which case the Sellers are liable for any and all amounts which have not been sufficiently provided for;

(c)
which would not have arisen but for a change in legislation or regulations made after the date of this agreement (whether relating to Taxation, rates of Taxation or otherwise) or the withdrawal of any extra-statutory concession previously made by a tax authority (whether or not the change purports to be effective retrospectively in whole or in part);

(d)
which would not have arisen but for a change after Completion in the accounting bases on which any Group Company values its assets or change in the tax structure or corporate structure of any Group Company or a change after the date of Completion in the Taxation accounting bases of any Group Company; or

(e)	caused by an act or omission of the Purchaser or a Group Company after Completion.

10.4	Nothing in this agreement or in the Disclosed Information shall limit in time the liability of the Sellers in relation to:

(a)	those Sellers' Warranties set out in paragraphs 1, 2 and 3 of Schedule 5Part 1;or

(b)	any Warranty Claim attributable to the fraud (bedrog) or gross negligence (grove schuld) on the part of any member of the Sellers' Group or its representatives or advisers.

11.	SELLERS BREACHES

11.1
The Sellers undertake to pay to the Purchaser or, at the discretion of the Purchaser, to any other Indemnified Party, all damages incurred by any Indemnified Party as a result of a Sellers Breach, comprising the amount pursuant to articles 6:95 and 6:96 of the Dutch Civil Code required to put the Purchaser and/or any Indemnified Party in the position in which it would have been had the Sellers Breach not occurred.

11.2
For the avoidance of doubt, any damages, liabilities, losses and costs incurred by any Indemnified Party as a result of a Sellers Breach will be deemed to be damages, liabilities, losses and costs incurred by the Purchaser as a result of such Sellers Breach, as if such Indemnified Party would have been a beneficiary of the Sellers' Warranties.

11.3
For the avoidance of doubt, any amounts payable by the Sellers in connection with a Sellers Breach shall include all reasonable costs incurred by the Indemnified Party in connection with the determination, prevention or limitation of any loss or damage resulting from or arising as a result of any Sellers Breach and in particular, but without limitation, shall include all reasonable legal and other similar costs incurred in instructing and retaining professional advisers.

11.4	Any payment made by the Sellers in respect of a Sellers Breach shall be deemed to be a reduction of the Purchase Price.

11.5
If and to the extent that the amount of any allowance, provision or reserve (including any allowance, provision or reserve taken into account in calculating the value of an asset) made in the Accounts (and not released prior to Completion) is in excess of the amount actually accrued or paid in respect of the matter for which such allowance, provision or reserve was made or is established to have been excursive, the amount of such excess allowance, provision or reserve, receipt, understatement or overstatement shall be credited against, and applied in relieving Sellers from, any liability they would otherwise occur in respect of any Warranty Claim, but only to the extent such amount is actually accrued or paid and is specifically covered by such allowance provision or reserve.

11.6	If:

(a)	any Seller makes a payment in respect of a Warranty Claim (the Damages Payment);

(b)	any Group Company or the Purchaser actually receives any sum which would not have been received but for the circumstance which gave rise to that Warranty Claim (the Third Party Sum);

(c)	the receipt of that sum was not taken into account in calculating the Damages Payment; and

(d)
the aggregate of the Third Party Sum and the Damages Payment exceeds the amount required to compensate the Purchaser in full for the loss or liability which gave rise to the Warranty Claim in question, such excess being the Excess Recovery, then the Purchaser shall, on receipt of the Third Party Sum by it or the relevant Group Company, repay to that Seller an amount equal to the lower of (i) the Excess Recovery and (ii) the Damages Payment, after deducting (in either case) all costs incurred by the Purchaser or the relevant Group Company in recovering that sum and any taxation payable by the Purchaser or any Group Company by virtue of its receipt.

11.7	The Sellers shall not be liable in respect of a Warranty Claim if and to the extent it relates to any obligation on the part of a Group Company which has been made good by insurers.

11.8	Purchaser shall not be entitled to recover from Sellers more than once in respect of any one matter even if more than one Sellers' Warranty or indemnification as listed in Clause 13 is breached.

12.	THIRD PARTY CLAIMS

12.1
If a Warranty Claim arises as a result of or in connection with a liability or alleged liability to a third party (a Third Party Claim), then the Purchaser will exclusively assume the conduct of any appeal, dispute, compromise or defence of such Third Party Claim.

12.2
The Purchaser will, however, keep the other parties promptly informed of the progress and timely consult with the other parties in relation to such Third Party Claim. The Purchaser shall provide the Sellers with copies of all relevant documents and such information in its possession as may reasonably be requested by Sellers. The Purchaser shall consult with the Sellers in relation to the conduct of any appeal, dispute, compromise or defence of the Third Party Claim.

12.3
The Purchaser shall procure that the relevant Indemnified Party and the Company, to the extent reasonably practicable, consults with the Sellers in relation to the conduct of any appeal, dispute, compromise or defence of the Third Party Claim and the Purchaser shall not and shall procure that the Company shall not settle out of court a Third Party Claim without prior written consult with the Sellers.

13.	SPECIFIC INDEMNITIES

13.1	The Sellers shall fully indemnify and hold the Purchaser and any Indemnified Party harmless against and pay to the Purchaser:

(a)
an amount equal to any payment of Taxation for which the Company or any Group Company is liable or any loss of relief for Taxation as a result of any Tax Transaction or Tax Transactions occurring on or before Completion or by reference to any profits earned on or before Completion.

(b)
any and all liabilities, claims and costs incurred or sustained by any Group Company, the Purchaser or any member of Purchaser's Group arising out of any claim pursuant to law or contract made by or in respect of any person employed or formerly employed by a Group Company against any Group Company, the Purchaser or any member of Purchaser's Group in connection with or relating to the Pal-Wave option scheme or other share or option schemes of any of the Group Companies;

(c)
any and all liabilities, claims and costs incurred or sustained by any Group Company, the Purchaser or any member of Purchaser's Group arising out of any claim, including an infringement claim, in connection with or related to open source materials;

(d)	any amount due at Completion to the relevant counterparties as set out in Annex 3 (Closing Amounts) in excess of the Debt Amounts as set out in Annex 3 (Closing Amounts);

(e)
any and all liabilities, claims and costs incurred or sustained by a Group Company resulting from any non-commercial financial guarantees, sureties and/or statements of joint liability issued by a Group Company on behalf of or in favour of third parties (including any members of Sellers' Group) and any legal (wettelijke aansprakelijkheid) or contractual liability for obligations (including obligations relating to Taxation) of third parties (including any members of Sellers' Group), to the extent that no sufficient provision has been included in the Accounts and outside the normal course of business; and

(f)
rights of recourse (regresrecht) of third parties (including any members of Sellers' Group) against a Group Company in relation to obligations referred to under Clause 13.1(a), to the extent that no sufficient provision has been included in the Accounts.

14.	PROTECTIVE COVENANTS

14.1
Each Seller and each Indirect Shareholder covenant with the Purchaser for itself and for the benefit of the Group Companies that it shall not and shall procure that no member of the Sellers' Group shall:

(a)
for a period of three years after Completion be involved in any business which is competitive or likely to be competitive with any of the businesses carried on by the Group Companies at Completion in any geographical area in which the Group Companies are engaged in such business;

(b)
for a period of three years after Completion and except on behalf of a Group Company canvass or solicit orders for goods of a similar type to those being manufactured or dealt in or for services similar to those being provided by any Group Company at Completion from any person who is at Completion or has been at any time within the two years prior to Completion a customer of a Group Company;

(c)
for a period of three years after Completion induce or attempt to induce any person who is at Completion a supplier of goods or services to a Group Company to cease to supply, or to restrict or vary the terms of supply, to that Group Company;

(d)
for a period of three years after Completion induce or attempt to solicit, recruit, hire, employ or induce any Key Employee, director or employee of a Group Company to leave the employment of that Group Company;

(e)
make use of or (except as required by any Legal Requirement) disclose or divulge to any third party any knowledge, information or data of a secret or confidential nature relating to the business , products or affairs of any Group Company or its customers or suppliers;

(f)
for a period of three years after Completion disparage, criticize, or otherwise make any derogatory statements regarding the products and services of any Group Company or any of the Group Companies' directors, officers of employees; or

(g)
after Completion use or (insofar as it can reasonably do so) allow to be used (except by the Group Companies ) any trade name used by a Group Company at Completion or any other name intended or likely to be confused with such a trade name.

14.2	For the purposes of this Clause:

(a)	a person is involved in a business if he acts as a principal or agent or if:

(i)	he is a partner, director, employee, consultant or agent in, of or to any person who carries on the business;

(ii)	he has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

(iii)
he is a partner, director, employee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business;

disregarding any financial interest of a person in securities which are listed or traded on any generally recognised market if that person, the Seller and any person connected with him or them (the Investors) are together interested in securities which amount to less than 1% of the issued securities of that class and which, in all circumstances, carry less than 1% of the voting rights (if any) attaching to the issued securities of that class, and provided that none of the Investors is involved in the management or supervision of the business of the issuer of the relevant securities or of any person connected with it other than by the exercise of voting rights attaching to the securities; and

(b)	references to a Group Company include its successors in business.

14.3
Each of the restrictions in each paragraph or subclause above shall be enforceable by the Purchaser independently of each of the other restrictions and its validity shall not be affected if any of the other restrictions proves to be invalid.

14.4
Without prejudice to Purchaser's right to claim specific performance as mentioned in Clause 21, in the event of a breach of the Sellers' duties under this Clause 14, the relevant Seller or Indirect Shareholder shall pay to the Purchaser, the sum of EUR 50,000.00 for each breach and, in addition, the sum of EUR 5,000.00 for each day that the Seller or Sellers involved continues to be in breach, without the need to serve notice on the Sellers or the need of a court order and without prejudice to any right of the relevant Indemnified Party to recover damages in excess of the amounts specified in this Clause 14. The parties acknowledge the importance of the non competition and confidentiality obligations in this Clause 14 for the Purchaser and that such amounts represent a genuine and reasonable estimate of the damage likely to be suffered by any relevant Indemnified Party if the Sellers breach any of its obligations under this Clause 14.

15.	CONFIDENTIALITY

15.1
Subject to subclause 15.2, no party shall make or permit any person connected with it to make any announcement concerning this sale and purchase or any ancillary matter before, on or after Completion, without the prior written approval of all other parties to this agreement, such approval not to be unreasonably withheld or denied.

15.2	The Purchaser shall and shall procure that:

(a)
each member of the Purchaser's Group from time to time shall keep confidential all information provided to it by or on behalf of the Sellers or otherwise obtained by it under or in connection with this agreement which relates to the Sellers or any member of the Sellers' Group; and

(b)
if after Completion any Group Company holds confidential information relating to the Sellers or any member of the Sellers' Group, it shall keep that information confidential and, to the extent reasonably practicable, shall return that information to the Sellers or any member of the Sellers' Group or destroy it, in each case without retaining copies.

15.3	The Sellers shall and shall procure that:

(a)
Each member of the Sellers' Group from time to time shall keep confidential all information provided to it by or on behalf of the Purchaser or otherwise obtained by it under or in connection with this agreement which relates to any member of the Purchaser's Group; and

(b)
if after Completion the Sellers holds confidential information relating to any Group Company, it shall keep that information confidential and, to the extent reasonably practicable, shall return that information to the Purchaser or destroy it, in each case without retaining copies.

15.4	Nothing in this Clause 15 prevents any announcement being made or any confidential information being disclosed by a party in order to enforce its rights under this agreement:

(a)	with the written approval of the other parties, which in the case of any announcement shall not be unreasonably withheld or delayed;

(b)
to the extent required pursuant to any Legal Requirement, however, a party required to disclose any confidential information shall promptly notify the other parties, where practicable and lawful to do so, before disclosure occurs and co-operate with the other parties regarding the timing and content of such disclosure or any action which the other parties may reasonably elect to take to challenge the validity of such requirement;

(c)	to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by any person; or

(d)
to that party's professional advisers, auditors or bankers, but before any disclosure to any such person the relevant party shall procure that such person is made aware of the terms of this Clause 15 and shall use its best endeavours to procure that each such person adheres to those terms as if he were bound by the provisions of this Clause 15.

16.	NOTICES

16.1
Any notice or other formal communication given under this agreement must be in writing and may be delivered in person, or sent by post or fax to the person to whom it is given as set-forth below. Any notice or formal communication pursuant to this agreement will be accompanied by an e-mail that will be sent at the same time as the notice or formal communication, however such e-mail alone will not constitute a notice or formal communication pursuant to this agreement.

(a)	to the Sellers at:

(1)	Pal-Wave B.V.
Piet Joubertstraat 4
7315 AV Apeldoorn
PO box 747, 7300 AS Apeldoorn
Fax: +31 (0)553685311
marked for the attention of: Mr. G.K. Slof
e-mail: [intentionally omitted]

(2)	Consilience Beheer B.V.
p/a Piet Joubertstraat 4
7315 AV Apeldoorn
marked for the attention of: Mr. J.P.W. Hoogenbosch
e-mail: [intentionally omitted]

(b)	to the Purchaser at:

Lexmark International Technology S.A.
marked for the attention of: Mr. K. Wagener
20, Route de Pré-Bois, ICC Building, Bloc A
1215 Genève, Switzerland
Fax: +41 22 710 7749
e-mail [intentionally omitted]

or at any such other address, fax number or e-mail of which it shall have given notice for this purpose to the other parties under this Clause 16. Any notice or other communication sent by post shall be sent by recorded delivery post (aangetekende post met ontvangstbevestiging) (if the place of destination is in the same country as its country of origin) or by overnight courier (if its destination is elsewhere).

16.2	Any notice or other communication shall be deemed to have been given:

(a)	if delivered in person, at the time of delivery; or

(b)
if sent by post, at 10.00 a.m. on the second Business Day after it was sent by recorded delivery post (aangetekende post met ontvangstbevestiging) or at 10.00 a.m. (local time at the place of destination) on the second Business Day after it was sent by overnight courier; or

(c)
if sent by fax, on the date of transmission, if transmitted before 5.00 p.m. (local time at the place of destination) on any Business Day and in any other case on the Business Day following the date of transmission).

16.3
In proving the giving of a notice or other communication it shall be sufficient to prove that delivery in person was made or that the envelope containing the communication was properly addressed and posted, either by recorded delivery post (aangetekende post met ontvangstbevestiging) or by overnight courier (as the case may be), or that the fax was properly addressed and transmitted.

16.4	No notice or other communication given or made under this agreement may be withdrawn or revoked.

17.	FURTHER ASSURANCE

On or after Completion each of the parties shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as another party to this agreement may from time to time reasonably require in order to give full effect to this agreement.

18.	ASSIGNMENT

No party may assign any of its rights or transfer any of its obligations under this agreement or any interest therein without the prior written consent of the other parties, provided that the Purchaser may assign to any of its Affiliates.

19.	PAYMENTS

19.1
Unless otherwise agreed in writing, any payments to be made under this agreement or any related documents shall be made in Euro by transfer of the relevant amount to the relevant account on or before the date the payment is due. The relevant account for a given payment is:

(a)	for any payment to be made to Wave:
bank:                                 ABN Amro in Hofstraat 161, Apeldoorn
IBAN code:                      [intentionally omitted]
account number:             [intentionally omitted]
account name:                 Pal-Wave B.V.

for any payment to be made to Consilience:
bank:                                 Deutsche Bank Veluwe-Twente, Prins Willem Alexanderlaan 701,7311 ST Apeldoorn
IBAN code:                      [intentionally omitted]
account number:             [intentionally omitted]
account name:                 Consilience Beheer B.V.

or such other account as the Sellers shall, not less than 3 (three) Business Days before the date on which payment is due, have specified by giving notice to the Purchaser and the Notary;

(b)	for any payment to be made to the Purchaser:
bank:                                 Citibank London
                                           336 Strand London WC2R 1HB UK
IBAN code:                      [intentionally omitted]
account number:             [intentionally omitted]
account name:                 Lexmark International Technology S.A.

or such other account as the Purchaser shall, not less than 3 (three) Business Days before the date on which payment is due, have specified by giving notice to the Sellers; and

(c)	for any payment to be made to the third party bank account of the Notary at:
bank:                                 ABN AMRO Bank
IBAN code:                      [intentionally omitted]
account name:                 Allen & Overy LLP Notarissen Derdengelden Kwaliteitsrekening
account number:             [intentionally omitted]
with reference to:            Mr. R.J. Lijdsman, project Pittsburgh, 0080766-0000005

or such other account as the Notary shall, not less than 3 (three) Business Days before the date on which payment is due, have specified by giving notice to the other parties to this agreement.

19.2
Save as otherwise specifically set out in this agreement, if a party defaults in making any payment when due of any sum payable under this agreement, it shall pay statutory interest on the basis of article 6:119 of the Dutch Civil Code (wettelijke rente) at the then applicable rate on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) which interest shall accrue from day to day and be compounded monthly.

20.	GENERAL

20.1
Each of the obligations, Sellers' Warranties, Purchaser's Warranties, indemnities and undertakings set out in this agreement (excluding any obligation which is fully performed at Completion) shall continue to be in force after Completion.

20.2
Save as otherwise provided in this agreement, where any obligation, representation, indemnity, warranty or undertaking in this agreement is expressed to be made, undertaken or given by both Sellers, they shall be severally responsible in respect of it, only for the percentages as set out in subclause 3.2.

20.3
Save as otherwise provided in this agreement, or as otherwise specifically agreed in writing by the parties after the date of this agreement, each party shall pay the costs and expenses incurred by it (and, in the case of the Purchaser, each member of the Purchaser's Group and, in the case of the Sellers, each member of the Sellers' Group) in connection with the entering into, and completion of, this agreement.

20.4	The fees and costs of the Notary shall be paid by the Purchaser.

20.5	This agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this agreement.

20.6	If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, this shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement; and

any such illegal, invalid or unenforceable provision shall be replaced by a legal, valid and enforceable provision which, given the contents and purpose of this agreement is, to the greatest extent possible, similar to that of the original provision.

20.7	The rights of each party under this agreement:

(a)	may be exercised as often as necessary;

(b)	are, unless this agreement provides otherwise, cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

20.8
Except as expressly stated in this agreement, the terms of this agreement may be enforced only by a party to this agreement or a party's permitted assigns or successors. In the event that any third party stipulation (derdenbeding) contained in this agreement is accepted by any third party, such third party will not become a party to this agreement.

21.	NO RESCISSION OR ALTERATION

The parties waive their rights, if any, to in whole or in part annul, rescind or dissolve (including any gehele dan wel partiële ontbinding en vernietiging) this agreement. The parties waive their rights to request in whole or in part the annulment, rescission, dissolution or cancellation of this agreement, including (but not limited to) on the basis of articles 7:17 (conformiteit) and 6:228 (dwaling) of the Dutch Civil Code. Furthermore, parties waive their rights, if any, to in whole or in part seek the alteration of this agreement pursuant to article 6:230 of the Dutch Civil Code. In the event of a breach of this agreement, parties agree that Purchaser shall also be entitled to claim specific performance (nakoming), except in respect of Warranty Claims in respect of which Purchaser may only claim damages.

22.	WHOLE AGREEMENT

22.1
This agreement and the documents related to it contain the whole agreement between the parties relating to the transactions contemplated by this agreement and the documents related to it and supersede all previous agreements, whether oral or in writing, between the parties relating to these transactions except for the non-disclosure agreement dated 24 June 2011.

22.2	Any amendment to this agreement must be made in writing and must be signed by all parties.

23.	GOVERNING LAW

23.1
This agreement (and for the avoidance of doubt Clause 24) and any contractual or non-contractual obligations arising out of or in connection to it, shall be exclusively governed by and shall be construed in accordance with the laws of The Netherlands.

23.2
If and to the extent the laws of any jurisdiction provide for more protection to the Purchaser in addition to the provisions in this agreement (in the form of implied representations and warranties in addition to the Sellers' Warranties), the Purchaser hereby excludes or (if incapable of exclusion) irrevocably waives (afstand van recht) the right to invoke this additional protection, and the Sellers hereby accept such waiver.

24.	ARBITRATION

24.1
Save as otherwise set out in this agreement, any dispute arising out of or in connection with this agreement (including any disputes relating to any non-contractual obligations arising out of or in connection to this agreement) shall be finally settled by arbitration in accordance with the rules of The Netherlands Arbitration Institute (Nederlands Arbitrage Instituut). The arbitral tribunal shall be composed of three arbitrators appointed in accordance with those rules. The place of the arbitration will be Amsterdam, The Netherlands. The language of the arbitration shall be English. The arbitrators shall make their decision in accordance with the rules of law.

24.2	Clause 24.1 shall also apply to disputes arising out of or in connection with agreements which are connected with this agreement, unless the relevant agreement expressly provides otherwise.

24.3	Consolidation of arbitral proceedings with other proceedings as provided for in article 1046 of the Dutch Code of Civil Procedure is excluded.

25.	LANGUAGE

The language of this agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications shall be in English unless otherwise agreed. This agreement contains translated elements from the Dutch Civil Code and other Netherlands legislation; interpretation of the text and purpose of this agreement will always take place on the basis of the Dutch legal terminology as inserted in the text and in accordance with Dutch case law.

THIS AGREEMENT has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

SIGNATORIES

SIGNED by: Mr. J.P.W. Hoogenbosch                                                                           ) /s/ J.P.W. Hoogenbosch
For and on behalf of.
Consilience Beheer B.V

SIGNED by: G.K.S. Beheer en Consultancy B.V.                                                           ) /s/ G.K. Slof
Represented by: Mr. G.K. Slof
For and on behalf of
Pal-Wave B.V.

SIGNED by: Mr. K. Wagener (with power of attorney)                                                ) /s/ K. Wagener
For and on behalf of
Lexmark International Technology S.A.

For the purpose of Clause 14 as Indirect Shareholders:

SIGNED by: /s/ P. Berens                                                                                                   ) Mr. P. Berens

SIGNED by: /s/ J. Hoogland                                                                                               ) Mr. J. Hoogland

SIGNED by: /s/ R.N. Remmert De Vries                                                                            ) Mr. R.N. Remmert De Vries

SIGNED by: /s/ J. Hoogenbosch                                                                                       ) Mr. J. Hoogenbosch

                              SCHEDULE 1

                            THE COMPANY

Company name:	Pallas Athena Holdings B.V.
Type of corporate entity:	Private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid)
Date and country of incorporation:	28 December 2006, the Netherlands
Registered number:	08154767
Registered (or principal) office:	Piet Joubertstraat 4, 7315AV Apeldoorn, the Netherlands
Management structure (including names of managing directors, supervisory directors and chairmen):	J.P.N. Hoogland Beheer B.V. R. Remmerts De Vries B.V. Both companies are jointly authorized to represent the Company
Financial year end:	31 December
Issued share capital of each class:	EUR 24,490.90
Authorised share capital:	EUR 90,000

                SCHEDULE 2

THE SUBSIDIARIES AND PARTICIPATION

    PART 1

                                                                                                                                                              THE SUBSIDIARIES

(A) Name:	Wave-Front B.V.
Type of corporate entity:	Private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid)
Registered number:	08065570
Date and country of incorporation:	04 July 1995, the Netherlands
Registered (or principal) office:	Piet Joubertstraat 4, 7315AV Apeldoorn, the Netherlands
Management structure (including names of managing directors, supervisory directors and chairmen):	Pallas Athena Holdings B.V.
Financial year end:	31 December
Issued share capital of each class:	EUR 18,900
Authorised share capital (if applicable):	EUR 91,000
Shareholder:	Pallas Athena Holdings B.V.

(B) Name:	Wave-Front International B.V.
Type of corporate entity:	Private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid)
Registered number:	08082861
Date and country of incorporation:	23 August 1999, the Netherlands
Registered (or principal) office:	Piet Joubertstraat 4, 7315AV Apeldoorn, the Netherlands
Management structure (including names of managing directors, supervisory directors and chairmen):	J.P.N. Hoogland Beheer B.V.
Financial year end:	31 December
Issued share capital of each class:	EUR 18,151.21
Authorised share capital (if applicable):	EUR 90,756.04
Shareholder:	Pallas Athena Holdings B.V.

(C) Name:	Pallas Athena B.V.
Type of corporate entity:	Private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid)
Registered number:	12036829
Date and country of incorporation:	16 April 1993, the Netherlands
Registered (or principal) office:	Piet Joubertstraat 4, 7315AV Apeldoorn, the Netherlands
Management structure (including names of managing directors, supervisory directors and chairmen):	R. Remmerts De Vries B.V.
Financial year end:	31 December
Issued share capital of each class:	EUR 18,160.28
Authorised share capital (if applicable):	EUR 90,756.04
Shareholder:	Pallas Athena Holdings B.V.

(D) Name:	Pallas Athena Ltd.
Type of corporate entity:	Private company with limited liability
Registered number:	Company Number: 3710039
Date and country of incorporation:	09/02/1999
Registered (or principal) office:	England and Wales
Management structure (including names of managing directors, supervisory directors and chairmen):	Mr. J.P.N. Hoogland, director
Financial year end:	31 December
Issued share capital of each class:	2 ordinary shares of £1 each
Authorised share capital (if applicable):	N/A
Shareholder:	Wave-Front International

(E) Name:	Pallas Athena GmbH
Type of corporate entity:	Company with limited liability
Registered number:	HRB 728849
Date and country of incorporation:	28 October 1998
Registered (or principal) office:	Konrad-Zuse-Straße 9, 74172 Neckarsulm, Germany
Management structure (including names of managing directors, supervisory directors and chairmen):	K-H.L Fuchs and J.P.N. Hoogland
Financial year end:	31 December
Issued share capital of each class:	EUR50,000
Authorised share capital (if applicable):	N/A
Shareholder:	Wave-Front International B.V.

(F) Name:	Pallas Athena BVBA
Type of corporate entity:	Private company with limited liability
Registered number:	0477.693.029
Date and country of incorporation:	24 May 2002
Registered (or principal) office:	Antwerpsesteenweg 124, 2630 Aartselaar, Belgium
Management structure (including names of managing directors, supervisory directors and chairmen):	Mr. J. Janssen
Financial year end:	31 December
Issued share capital of each class:	EUR18,550
Authorised share capital (if applicable):	N/A
Shareholder:	Wave-Front International B.V. Pallas Athena Holdings B.V. (one share)

(G) Name:	Pallas Athena Inc.
Type of corporate entity:	Incorporated
Registered number:	Unknown
Date and country of incorporation:	12 June 2007
Registered (or principal) office:	Maryland, USA
Management structure (including names of managing directors, supervisory directors and chairmen):	J.P.N Hoogland, director
Financial year end:	31 December
Issued share capital of each class:	100 shares
Authorised share capital (if applicable):	100 shares
Shareholder:	Wave-Front International

(H) Name:	Pallas Athena Caribbean B.V.
Type of corporate entity:	Private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid)
Registered number:	105714
Date and country of incorporation:	1 October 2008, Curaçao
Registered (or principal) office:	Curaçao
Management structure (including names of managing directors, supervisory directors and chairmen):	J.C. Leerkes, managing director
Financial year end:	31 December
Issued share capital of each class:	NAF. 10,000
Authorised share capital (if applicable):	NAF. 10,000
Shareholder:	Wave-Front International

                    PART 2

THE PARTICIPATION

(I) Name:	Futura Technology B.V.
Type of corporate entity:	Private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid)
Registered number:	17207804
Date and country of incorporation:	3 August 2007, the Netherlands
Registered (or principal) office:	Braspenninglaan 79, 5237NN 's-Hertogenbosch, the Netherlands
Management structure (including names of managing directors, supervisory directors and chairmen):	Tikapo Holding B.V.
Financial year end:	31 December
Issued share capital of each class:	EUR 35,250
Authorised share capital (if applicable):	EUR 90,000
Shareholders:	Tikapo Holding B.V. (51%) and Pallas Athena Holdings B.V. (49%)

(J) Name:	Futura Process Intelligence B.V.
Type of corporate entity:	Private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid)
Registered number:	17247030
Date and country of incorporation:	14 December 2009, the Netherlands
Registered (or principal) office:	Braspenninglaan 79, 5237NN 's-Hertogenbosch, the Netherlands
Management structure (including names of managing directors, supervisory directors and chairmen):	Tikapo Holding B.V.
Financial year end:	31 December
Issued share capital of each class:	EUR 18,000
Authorised share capital (if applicable):	EUR 90,000
Shareholder:	Futura Technology B.V.

                                        SCHEDULE 3

                                                                            DRAFT DEED OF TRANSFER

                                         PART 1

                                     SHARES IN THE COMPANY

Allen & Overy LLP
RJJL/Lexmark/akte lev Pallas Athena IMM/0080766-0000004/AMCO:4321144.13 99.12.6973
Final draft

DEED OF TRANSFER OF SHARES
(Pallas Athena Holdings B.V.)

 This [eighteenth] day of October two thousand and eleven, there appeared before me, Robert Jan Jozef Lijdsman, civil law notary in Amsterdam:
I. Kai Wagener, [intentionally omitted], in this respect acting as solely authorised managing director of:

Lexmark International Technology S.A., a public company under Swiss law ('société anonyme'), having its official seat in Meyrin, Switzerland, its office address at Route de Pré-Bois 20, Bâtiment ICC – Bloc A, Switzerland and registered with the Swiss Commercial Register under number 07012/1996 (the Transferee);

II. Johannes Petrus Nicolaas Hoogland, [intentionally omitted], in this respect acting as attorney-in-fact of:

Pallas Athena Holdings B.V., a private limited liability company under Dutch law ('besloten vennootschap met beperkte aansprakelijkheid'), having its official seat in Apeldoorn, its office address at Piet Joubertstraat 4, 7315 AV Apeldoorn and registered with the Commercial Register under number 08154767 (the Company);

III. Imarda Maria Ottoline Molenkamp, [intentionally omitted], in this respect acting as attorney-in-fact of:
1.	Pal-Wave B.V., a private limited liability company under Dutch law ('besloten vennootschap met beperkte aansprakelijkheid'), having its official seat in Apeldoorn, its office address at Piet Joubertstraat 4, 7315 AV Apeldoorn and registered with the Commercial Register under number 08077638 (Pal-Wave); and
2.
Consilience Beheer B.V., a private limited liability company under Dutch law ('besloten vennootschap met beperkte aansprakelijkheid'), having its official seat in Roozendaal, its office address at Julianalaan 18, 1213 AP Hilversum and registered with the Commercial Register under number 08078459 (Consilience and together with Pal-Wave the Transferors).

The aforementioned proxies appear from three written powers of attorney, copies of which are attached to this deed (Annexes).  The persons appearing declared the following:

RECITALS:
(A)
On the eighteenth day of October two thousand and eleven the Transferors and the Transferee entered into an agreement (the Agreement) regarding the sale and transfer of two hundred and forty-four thousand nine hundred (244.900) shares class A in the capital of the Company (the Shares) with a nominal value of ten euro cent (EUR 0.10) each, numbered A1 through A244,900, as follows:

-	by Pal-Wave, one hundred and eighty thousand (180,000) shares class A, numbered A1 through A180,000 (the Pal-Wave Shares);
-	by Consilience, sixty-four thousand nine hundred (64,900) shares class A, numbered A180,001 through A244,900 (the Consilience Shares).
A copy of the Agreement (without annexes) is attached to this deed (Annex).
(B)
In complying with the transfer obligation arising pursuant to the Agreement, the Transferors and the Transferee shall hereby effect the transfer of the Shares by the Transferors to the Transferee on the terms set out below.

NOW THEREFORE, THE TRANSFERORS AND THE TRANSFEREE HAVE AGREED AS FOLLOWS:
Article 1. Transfer.
1.1	Pal-Wave hereby transfers the Pal-Wave Shares to the Transferee and the Transferee hereby accepts the same from Pal-Wave, all on the terms set out in the Agreement and in this deed.
1.2	Consilience hereby transfers the Consilience Shares to the Transferee and the Transferee hereby accepts the same from Consilience, all on the terms set out in the Agreement and in this deed.
1.3
The share transfer restrictions (also referred to as the 'blocking clause') referred to in Article 14 of the Company's Articles of Association have been complied with, as the Transferors and the Transferee, acting in their capacity of the sole shareholders in the capital of the Company, hereby grant their approval to the present transfer of the Shares.

1.4	The Shares are registered and no share certificates have been issued for the Shares.
1.5	Section 2:204c of the Dutch Civil Code does not apply to the transfer in question.
Article 2. Purchase Price.
The Transferee has paid the purchase price for the Shares to the Transferors as described in Article 3 of the Agreement. The Transferors hereby give full discharge for the payment made.
Article 3. Previous Acquisition of the Shares.
The Transferors have declared to have acquired the Shares as follows:
-
Pal-Wave has acquired the Pal-Wave Shares by participation in the capital of the Company at incorporation, pursuant to the deed of incorporation executed on the twenty-eighth day of December two thousand and six before E.A.P. Boerkamp, civil law notary in Ede;

-
Consilience has acquired the Consilience Shares by participation in the capital of the Company after incorporation, pursuant to a deed of issuance of shares executed on the twenty-sixth day of July two thousand and seven, before E.A.P. Boerkamp, civil law notary in Ede.

Article 4. Costs.
All costs connected with the preparation of this deed shall be for the account of the Transferee.
Article 5. Dissolution ('ontbinding').
The Transferors and the Transferee waive the right to dissolve the agreement laid down in this deed or to demand dissolution thereof.
Article 6. Civil Law Notary.
The civil law notary who executes this deed is a civil law notary holding office with Allen & Overy LLP, the Transferee's legal adviser. The Transferors and the Transferee hereby acknowledge that they have been informed of the existence of the Ordinance Containing Rules of Professional Conduct and Ethics ('Verordening beroeps- en gedragsregels') of the Royal Professional Organisation of Civil Law Notaries ('Koninklijke Notariële Beroepsorganisatie') and explicitly agree and acknowledge (i) that Allen & Overy LLP may advise and act on behalf of the Transferee with respect to this deed, and any agreements or any disputes related to or resulting from this deed, and (ii) that the civil law notary holding office with Allen & Overy LLP executes this deed.

Finally, the Company has declared:
The Company hereby acknowledges the transfer of the Shares effected by this deed and shall register the same in its register of shareholders.

Close.
The persons appearing are known to me, civil law notary.
This deed was executed in Amsterdam on the date first above written. Before reading out, a concise summary and an explanation of the contents of this deed were given to the persons appearing. The persons appearing then declared that they had taken note of and agreed to the contents of this deed and did not want the complete deed to be read to them. Thereupon, after limited reading, this deed was signed by the persons appearing and by me, civil law notary.
(Follow signatures)

TRUE COPY:

                 PART 2

SHARES IN FUTURA

Allen & Overy LLP
RJJL/Lexmark/akte lev Futura Technology IMM/0080766-0000004/AMCO:4321144.13 99.12.6973
Final draft

DEED OF TRANSFER OF SHARES
(Futura Technology B.V.)

This [eighteenth] day of October two thousand and eleven, there appeared before me, Robert Jan Jozef Lijdsman, civil law notary in Amsterdam:
I.	Johannes Petrus Nicolaas Hoogland, [intentionally omitted], in this respect acting as attorney-in-fact of:

Pallas Athena Holdings B.V., a private limited liability company under Dutch law ('besloten vennootschap met beperkte aansprakelijkheid'), having its official seat in Apeldoorn, its office address at Piet Joubertstraat 4, 7315 AV Apeldoorn and registered with the Commercial Register under number 08154767 (the Transferee);

II.	Imarda Maria Ottoline Molenkamp, [intentionally omitted], in this respect acting as attorney-in-fact of:
3.
Tikapo Holding B.V., a private limited liability company under Dutch law ('besloten vennootschap met beperkte aansprakelijkheid'), having its official seat in Eindhoven, its office address at Braspenninglaan 79, 5237 NN 's-Hertogenbosch and registered with the Commercial Register under number 17218937 (the Transferor);

4.
Futura Technology B.V., a private limited liability company under Dutch law ('besloten vennootschap met beperkte aansprakelijkheid'), having its official seat in Eindhoven, its office address at Braspenninglaan 79, 5237 NN 's-Hertogenbosch and registered with the Commercial Register under number 17207804 (the Company).

 The aforementioned proxies appear from three written powers of attorney attached to this deed (Annexes).
 The persons appearing declared the following:

RECITALS:

(C)
On the eighteenth day of October two thousand and eleven the Transferor and the Transferee entered into an agreement (the Agreement) regarding the sale and transfer of three hundred and sixty (360) shares in the capital of the Company (the Shares) with a nominal value of fifty euro (EUR 50) each, numbered 1 through 360, representing fifty-one percent (51%) of the issued capital of the Company; a copy of the Agreement (without annexes) is attached to this deed (Annex).

(D)
In complying with the transfer obligation arising pursuant to the Agreement, the Transferor and the Transferee shall hereby effect the transfer of the Shares by the Transferor to the Transferee on the terms set out below.

NOW THEREFORE, THE TRANSFEROR AND THE TRANSFEREE HAVE AGREED AS FOLLOWS:
Article 7. Transfer.
7.1	The Transferor hereby transfers the Shares to the Transferee and the Transferee hereby accepts the same from the Transferor, all on the terms set out in the Agreement and in this deed.
7.2
The share transfer restrictions (also referred to as the 'blocking clause') referred to in Article 14 of the Company's Articles of Association (being an offering regulation to co-shareholders) have been complied with, as the Transferor and the Transferee, acting in their capacity of sole shareholders in the capital of the Company, hereby grant their approval to the present transfer of the Shares.

7.3	The Shares are registered and no share certificates have been issued for the Shares.
7.4	Section 2:204c of the Dutch Civil Code does not apply to the transfer in question.
Article 8. Purchase Price.
The Transferee has paid the purchase price for the Shares to the Transferor as described in Article 2 of the Agreement. The Transferor hereby give full discharge for the payment made.
Article 9. Previous Acquisition of the Shares.
The Transferor has declared to have acquired the Shares by participation in the capital of the Company after incorporation, pursuant to a deed of issuance of shares executed on the nineteenth day of February two thousand and eight before R.H.J. van de Wouw, civil law notary in Eindhoven.
Article 10. Costs.
All costs connected with the preparation of this deed shall be for the account of the Transferee.
Article 11. Dissolution ('ontbinding').
The Transferor and the Transferee waive the right to dissolve the agreement laid down in this deed or to demand dissolution thereof.
Article 12. Civil Law Notary.
The civil law notary who executes this deed is a civil law notary holding office with Allen & Overy LLP, Lexmark International Technology S.A.'s legal adviser. The Transferor and the Transferee hereby acknowledge that they have been informed of the existence of the Ordinance Containing Rules of Professional Conduct and Ethics ('Verordening beroeps- en gedragsregels') of the Royal Professional Organisation of Civil Law Notaries ('Koninklijke Notariële Beroepsorganisatie') and explicitly agree and acknowledge (i) that Allen & Overy LLP may advise and act on behalf of Lexmark International Technology S.A. with respect to this deed, and any agreements or any disputes related to or resulting from this deed, and (ii) that the civil law notary holding office with Allen & Overy LLP executes this deed.

Finally, the Company has declared:
The Company hereby acknowledges the transfer of the Shares effected by this deed and shall register the same in its register of shareholders.

Close.
 The persons appearing are known to me, civil law notary.
 This deed was executed in Amsterdam on the date first above written. Before reading out, a concise summary and an explanation of the contents of this deed were given to the persons appearing. The persons appearing then declared that they had taken note of and agreed to the contents of this deed and did not want the complete deed to be read to them. Thereupon, after limited reading, this deed was signed by the persons appearing and by me, civil law notary.
(Follow signatures)

TRUE COPY:

                              SCHEDULE 4

DISCLOSED INFORMATION

                               SCHEDULE 5

WARRANTIES

                      PART 1

     SELLERS' WARRANTIES

1.	CAPACITY AND CONSEQUENCES OF SALE

1.1
Each of the Sellers has the requisite capacity, power and authority to enter into and to perform its obligations under this agreement. The execution of this agreement and the agreements contemplated herein have been duly authorised by all requisite corporate action.

1.2	This agreement will, when executed, constitute legal, valid and binding obligations on each of the Sellers in accordance with its terms.

1.3	The execution by each Seller of this agreement and the performance of the obligations of each Seller under it and each of them do not and will not:

(a)	conflict with or constitute a default under any provision of:

(i)	the constitutional and corporate documents of any Seller or any member of the Sellers' Group or any Group Company;

(ii)	any agreement or instrument to which any Seller or any member of the Sellers' Group or any Group Company is a party; or

(iii)
any Legal Requirement, lien, lease, judgement, award, injunction, decree, or any other restriction of any kind or character by which any Seller or any member of the Sellers' Group or any Group Company is bound;

(b)	result in the creation or imposition of any Restrictions on any of the Shares or any of the property or assets of any Group Company or the repayment of any indebtedness of any Group Company.

1.4
Other than as contemplated by this agreement, no announcements, consultations, notices, reports or filings are required to be made by the Sellers in connection with the transactions contemplated by this agreement and no consents, approvals, registrations, authorisations or permits are required to be obtained by the Sellers or any Group Company in connection with the execution and performance of their obligations under this agreement.

2.	THE COMPANY, THE GROUP COMPANIES, CONSTITUTIONAL AND CORPORATE DOCUMENTS

2.1
Each Group Company has been duly incorporated and properly formed and is validly existing under the laws of the Netherlands and its respective articles of association are materially in accordance with all applicable laws and regulations.

2.2
The copies of the constitutional and corporate documents of each Group Company are true and accurate and complete in all material respects and true copies are in the Data Room and are in possession, or under control, of the relevant Group Companies.

2.3
All statutory books and registers including the shareholders register of each Group Company have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

2.4
All returns, particulars, resolutions and other documents which each Group Company is required by any Legal Requirement to file with or deliver to any Governmental Body have been correctly made up and duly filed.

2.5
The particulars relating to the Company, the Subsidiaries and the Participation set out in Schedule 1 (The Company) and Schedule 2 (The Subsidiaries and Participation) are true and accurate in all material respects.

2.6	No Group Company:

(a)	holds or beneficially owns or has agreed to acquire any securities of any other corporation other than the Subsidiaries;

(b)	is or has agreed to become a member of any grouping, partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

(c)	has issued any profit sharing bonds or otherwise attributed rights to third parties to share in past, present or future income or profits, reserves or liquidation surpluses.

2.7	No Group Company nor any part of its assets or undertakings is involved in or subject to any Insolvency Proceedings.

2.8	No Group Company has stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent.

3.	THE SHARES, THE SUBSIDIARY SHARES

3.1
Upon Completion, Sellers are the sole owners of the Shares and have full power, right and authority to transfer the Shares to the Purchaser. Upon Completion, the Shares and the Priority Shares constitute the whole of the issued share capital of the Company.

3.2
The Company owns, directly or indirectly, the Priority Shares, the Subsidiary Shares and the Participation Shares. The Subsidiary Shares constitute the whole of the issued and outstanding share capital of the respective Subsidiaries. The Participation Shares constitute 49% of the issued and outstanding share capital of Futura.

3.3
Upon Completion, the Shares, the Priority Shares, the Subsidiary Shares and the Participation Shares have been validly issued and are fully paid up. The paid up capital of each Group Company has not been repaid.

3.4
No person is entitled or has claimed to be entitled to require any Group Company to issue or transfer any share in the share capital of any Group Company either now or at any future date and whether contingently or not.

3.5
There is no Restriction on, over or affecting any of the Shares, the Subsidiary Shares, the Priority Shares or the Participation Shares, nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing. There are no outstanding depository receipts (certificaten) in relation to the Shares, the Subsidiary Shares, the Priority Shares or the Participation Shares.

4.	ACCOUNTS AND FINANCIAL

4.1	Accounts

(a)	The Accounts:

(i)
have been properly drawn up in accordance with the statutory requirements of the countries in which the respective Group Companies are incorporated and have been prepared in a manner whereby the generally accepted accounting principles and practices in the countries in which the respective Group Companies are incorporated have been applied on a consistent basis and adopting the same policies, principles, bases, conventions, rules, practices, techniques, methods and procedures as were applied and adopted in the accounts for each of the two preceding financial periods; and

(ii)
give a true and fair view (getrouw beeld) of the financial condition of the Group Companies as at the Accounts Date and of the results of operations of the Group Companies for the period ended on the Accounts Date.

(b)	The consolidated accounts of the Company for the financial year ended on 31 December 2010 consisting of the balance sheet, the profit and loss statement and the notes thereto:

(i)
have been properly drawn up in accordance with Dutch statutory requirements and have been prepared in a manner whereby the generally accepted accounting principles and practices in The Netherlands have been applied on a consistent basis and adopting the same policies, principles, bases, conventions, rules, practices, techniques, methods and procedures as were applied and adopted in the consolidated accounts of the Company for each of the two preceding financial periods; and

(ii)
give a true and fair view (getrouw beeld) of the financial condition of the Group Companies as at 31 December 2010 and of the results of operations of the Group Companies for the period ended on 31 December 2010.

4.2	Position since Accounts Date

(a)	Since the Accounts Date until the date of this agreement:

(i)	each Group Company has conducted its business in the ordinary and usual course consistent with past practice;

(ii)	none of the Group Companies has made or agreed to make any payments other than payments on arm's length terms that are in the ordinary course of business and that are consistent with past practice;

(iii)	except as provided for in the Accounts, no dividend or other distribution of profits or assets has been declared, made or paid by the Company;

(iv)	no share or loan capital has been issued or agreed to be issued by any Group Company; and

(v)
nothing occurred which has, or would be likely to have after Completion, a material adverse effect on the financial condition, prospects or business of any Group Company or the Group Companies as a whole, a material adverse effect means any change outside the normal course of business or inconsistent with past practice with respect to the Company’s financial condition, prospects or business.

(b)	Since the Accounts Date until the date of this agreement none of the following amounts have been paid:

(i)
a amount of any and all (deemed) dividends or other distribution of a similar nature, whether by way of share redemption, share capital reduction or otherwise, in each case whether in cash, stock or in kind, declared, authorised, paid or made by any of the Group Companies to any member of the Sellers' Group or any Interested Person relating to the period from and including the Effective Date up to Completion;

(ii)
an amount equal to any management, advisory or other fees paid or payable by a Group Company to any member of the Sellers' Group or any Interested Person by any of the Group Companies in the period from and including the Effective Date up to Completion, together with any VAT paid or payable by a Group Company in respect thereof;

(iii)
an amount equal to the outstanding amount (whether principal, accrued interest or otherwise) of any indebtedness of any kind due by any Group Company for the benefit of any member of the Sellers' Group or any Interested Person, except for a repayment of the TDS Existing Debt, the Deutsche Bank Existing Debt, Current Accounts Debt, the Shareholder Loans or the Employee Loans as contemplated in subclauses 7.2, 7.3, 7.4 and 7.5 of the SPA;

(iv)	an amount equal to the waiver by any Group Company in favour of any member of the Sellers' Group or any Interested Person in respect of sums due by that member or Interested Person;

(v)
an amount equal to any liability assumed or indemnity granted by any Group Company in favour of any member of the Sellers' Group or any Interested Person, or any liabilities or other contingent liability or indemnity granted or assumed by any Group Company relating to the Transaction;

(vi)
an amount equal to any termination, breakage, pre-payment or other fees paid or payable by any of the Group Companies as a result of the repayment of any debt (including, for the avoidance of doubt, the TDS Existing Debt, the Deutsche Bank Existing Debt, the Current Accounts Debt, the Shareholder Loans and the Employee Loans) and/or the release of any security rights in respect thereof in the period from and including the Effective Date up to and including the Completion Date, together with any VAT paid or payable by a Group Company in respect thereof;

(vii)
any payment, gratuity, commission, management incentive payment, rebate, discount or bonus (in cash or in kind) received or to be paid (or agreement to pay) by any Group Company to any person, as an incentive to complete, or triggered by, the Transaction plus an amount equal to the sum of all related employer and related Taxation which any Group Company is required to withhold, collect or pay (including for the avoidance of any social security or similar charges) (save to the extent paid prior to the Effective Date);

(viii)	an amount equal to any transfer, purchase or disposal of any assets of any Group Company in favour of any member of the Sellers' Group or any Interested Person;

(ix)	an amount equal to the value of any Restriction created over any of the assets of any Group Company in favour of any member of the Sellers' Group or any Interested Person;

(x)
an amount equal to all Transaction Costs incurred or reimbursed by or charged to or to be incurred or reimbursed by or to be charged to any Group Company at any time after the Effective Date, except for the time spent by employees of the Group Companies;

(xi)	any other payments made or agreed to be made by any Group Company to a member of the Sellers' Group or any Interested Person in the period from and including the Effective Date up to Completion; or

(xii)	an amount equal to any Taxation triggered as a result of or in connection with (i) to (xi) above,

        excluding:

(xiii)
any accrued or paid interest on the Shareholder Loans, provided that (i) such interest is in accordance with the terms of the Shareholder Loans and (ii) no draw-down or repayment by any Group Company under any Shareholder Loan shall take place between the date of this agreement and Completion without the Purchaser's prior written consent;

(xiv)
adoption by the Sellers of a resolution to accept the resignation of certain members of the management board of the Company and grant them full discharge (décharge) for their activities as members of the management board;

(xv)
any salaries and/or fees up to EUR 346,530.55 paid or payable by any of the Group Companies to employees or management directors (to the extent considered Sellers or their Interested Persons) in the ordinary course of business up to and including the Completion Date pursuant to their employment or management agreements, as the case may be, as disclosed in the Disclosed Information; and

(xvi)	any lease payment to Wave for the property on the Piet Joubertstraat 4 in Apeldoorn in accordance with the current lease agreement.

4.3	Working capital

The Company’s working capital is managed in accordance with the Company’s past practices, policies and procedures in terms of receivables/credit management and terms, payables management and terms with regard to the management of other working capital items.

5.	TAXATION

5.1
All Taxation due by the Company and Group Companies before the Completion Date, has been duly and timely paid, or, to the extent that any Taxation is due but not yet paid, adequately provided for in the Accounts.

5.2
All notices, computations and returns which ought to have been made or filed before Completion, have been properly and duly submitted by the Company and Group Companies to the relevant Taxation authorities.

5.3
All records which the Company and Group Companies are required to keep for Taxation purposes or which would be needed to substantiate any claim made or position taken in relation to Taxation by the relevant Company, have been duly kept and are available for inspection at the premises of the Company.

5.4
The amount of Taxation chargeable on the Company or any Group Company during the statutory limitation period in each relevant jurisdiction has not been affected to any material extent by any concession, agreement or other formal or informal arrangement with any Taxation authority (not being a concession, agreement or arrangement available to companies generally). The Company or any Group Company is not subject to a special regime in respect of Taxation, nor has concluded any special agreements, rulings or compromises with the Taxation authorities.

5.5	There are no notices of Taxation litigation relating to Taxation affecting the Company or any of the Group Companies.

5.6	The Company and Group Companies are not treated for any Taxation purpose as resident in a country other than the country of its incorporation.

5.7	Each Group Company and Group Company is duly registered for the purposes of VAT in its country of incorporation, and in any other country where such registration is required.

5.8
The Company and each Group Company has complied with all statutory provisions, rules, regulations, orders and directions concerning VAT, including the making on time of accurate returns and payments and the maintenance of records.

5.9
Where a Group Company has its Taxation affairs dealt with on a consolidated basis, including but not limited to a Dutch fiscal unity, Taxation sharing arrangements (including without limitation any arrangement under which Taxation losses or Taxation relief's are surrendered or claimed or agreed to be surrendered or claimed) in respect of its profits, gains or losses have been entered into.

5.10
The Company and each Group Company has complied with all statutory provisions, rules, regulations, orders and directions concerning wage tax, including the making on time of accurate returns and payments and the maintenance of records.

6.	COMMERCIAL

6.1	Customers and suppliers

(a)
Since the Accounts Date, no customer or client of any Group Company has terminated or to the best of the Sellers' knowledge has provided notice to terminate any contract with it or withdraw or reduce its custom or services with it after Completion or as a result of the proposed acquisition of the Company by the Purchaser, which termination, withdrawal or reduction is likely to lead to a reduction of 5% or more of the annual turnover of the Group Company.

(b)
To the best of the Sellers' knowledge no Group Company is in breach of the terms and conditions on its part to be observed and is not in breach under each of the contracts and arrangements to which it is a party and to the best of the Sellers' knowledge each other party to such contract or arrangement has complied with its obligations under such contract or arrangement. Each such contract and arrangement is in full force and effect and binding on the parties in accordance with its terms and to the best of the Sellers' knowledge no Group Company has received notice of termination, rescission, invalidation or claim pursuant to any actual or alleged breach or default of any agreement or arrangement to which any Group Company is a party

(c)	No Group Company has any obligation or liability (actual or contingent):

(i)	under any guarantee or indemnity or letter of credit or comfort letter, other than on normal commercial terms;

(ii)
under any real property leasing (other than in relation to the building on the Piet Joubertstraat 4 in Apeldoorn or other buildings in which the Group Companies outside of The Netherlands are located), hiring, hire purchase, credit sale or conditional sale agreement; or

(iii)
under any sale and purchase agreement in respect of any sale of shares or a former part of the business of any Group Company e.g. including representations and warranties or indemnities given by any Group Company.

(d)
To the best of the Sellers' knowledge, the execution and the performance of this agreement will have no adverse material effect on the relationship between any of the Group Companies and any of its material suppliers, customers or other business partners, other than suppliers, customers or other business partners, who are competitors of Lexmark (f.i. Circle Software / Decos).

(e)
None of the Group Companies have received a termination notice in respect of an agreement with a supplier which is material to the financial condition of the Group Companies and to the best of Sellers' knowledge no supplier of any Group Company has ceased supplying it or threatened to supply it since the Effective Date.

6.2	Contracts

(a)
There are no agreements or arrangements between one or several of the Group Companies and any of the Sellers or their Affiliates that have not been entered into under non-arm’s length conditions and carried out in accordance with such conditions.

(b)	The Group Companies do not use any assets belonging to the Sellers or any of their Affiliates.

6.3	No powers of attorney

No Group Company has granted any power of attorney or similar authority which remains in force other then those set out in the Disclosure Information.

6.4	Sellers' other interests

None of the Sellers nor any Indirect Shareholder is concerned in any business (within the meaning set out in Clause 13) which is competitive or likely to be competitive with the business of any Group Company.

6.5	Insurance

Each Group Company is adequately insured against risks normally insured against by companies carrying on business similar as those carried on by that Group Company.

6.6	Data and records

Each Dutch Group Company has complied with all relevant requirements of Data Protection Legal Requirements and has given all required notifications to the Dutch Data Protection Authority or from any other data protection regulator in any other relevant jurisdiction related to its activities with respect to personal data.

7.	INTELLECTUAL PROPERTY

7.1
The Data Room contains detailed particulars of all registered Intellectual Property Rights (including applications to register the same) and all commercially significant unregistered Intellectual Property Rights owned or used by any Group Company. No other Intellectual Property Rights are required for the continuation of the business of any Group Company as such business has been carried on during the year prior to the date of this agreement. None of such Intellectual Property Rights nor any Group Company's ability to use any of such Intellectual Property Rights will be affected by reason of the Sellers entering into and performing their obligations under this agreement.

7.2	The Group Company identified as the owner of an Intellectual Property Right is the sole legal and beneficial owner of and may freely use and dispose of such Intellectual Property Right.

7.3
Accurate details of all licences and other agreements relating to any Intellectual Property Rights to which any Group Company is a party (whether as licensor or licensee) were disclosed in the Disclosed Information. No Group Company is in breach of any such licence or agreement and to the best of the Sellers' knowledge no third party is in breach of any such licence or agreement. In no case does the use or distribution of open source materials give rise to any rights in any third parties under any Intellectual Property Rights, or obligations for Group Company with respect to Intellectual Property Rights, including any obligation to disclose or distribute any source code of Group Companies, to license any Intellectual Property Rights for the purpose of making derivative works or to distribute any Intellectual Property Rights or licensed products without charge.

7.4
All the Intellectual Property Rights referred to in subparagraph 7.1 above and all the agreements referred to in subparagraph 7.3 above are valid and subsisting and are properly maintained and renewed. None of such Intellectual Property Rights or agreements is subject to or contains any restriction which materially and adversely affects any Group Company's ability to use it for the purpose of its business.

7.5
To the best of the Sellers' knowledge no activities of any Group Company (or, so far as the Sellers are aware, of any licensee under any licence granted by any Group Company) infringe or are likely to infringe any Intellectual Property Rights of any third party and no claim has been made against any Group Company or any such licensee in respect of such infringement.

7.6
To the best of Sellers’ knowledge, no name or mark identical or similar to the Intellectual Property Rights has been registered or is being used by any person in the same or similar business as the business of any Group Company in the countries in which any Group Company has registered or is using such name or mark.

7.7	No Group Company carries on business under a name or names other than its own respective registered corporate or trade names.

7.8	Each Group Company has the right to use all domain names used by it.

8.	SYSTEMS

8.1	No Group Company nor, so far as the Sellers are aware, any third party is in material breach of any agreement relating to the Systems.

8.2
A Group Company is the exclusive owner and has direct control of and/or is validly licensed or otherwise authorised to use the Systems. The Systems and each Group Company's ability to use all or any part of the Systems, including all relevant software licences, will not be affected by the acquisition, direct or indirect, of the Group Companies by the Purchaser.

8.3
With respect to the Systems each Group Company owns or has obtained the necessary licences to use all computer systems (including computer processors, associated and peripheral equipment, computer programs, systems software and technical and other documentation relating to any computer system) presently in use by any Group Company.

8.4
There have been no security breaches, breakdowns, malfunctions, data loss, failures or other defects in the Systems in the two year period ended on the date of this agreement which have had an  adverse effect on the operations of a Group Company.

8.5
To the best of Sellers' knowledge, any software in use in the Systems under third party software licences is, and has been used in accordance with the applicable licence conditions, including but not limited to conditions with respect to:

(a)	the number of installed copies;

(b)	the number of licensed users, computers, processors or servers; and

(c)	the services which are provided with the software to third parties.

8.6
Each Group Company has such security arrangements in place as could reasonably be expected by a software company such as the Group Companies and back-up procedures have been implemented and are currently complied with.

9.	PROPERTY

9.1	No Group Company is the owner of any property.

9.2	Each Group Company is fully entitled to its leased property and is in occupation of the property which is the subject of such lease.

9.3
To the best of the Sellers' knowledge, no Group Company has received notice that it is in default under any material lease agreement with regard to its leased property and, so far as the Sellers are aware, there are no circumstances likely to give rise to any such default.

10.	EMPLOYEES AND EMPLOYEE BENEFITS

10.1	The Data Room contains:

(d)
in respect of the Key Employees correct details of name, job, title, employer, terms of employment (including full particulars of emolument; full time or part time employment; indefinite or definite term) and the rate of emoluments; and

(e)
 a breakdown by number of employees in the different categories of all employees of the Group Companies setting out correct brief details of name, job, title, employer, terms of employment (including full particulars of emolument) and the rate of emoluments.

10.2
Up to the date of signing this agreement, no Key Employee has given, or has been given, notice of termination of his employment nor have in respect to any such Key Employee rescission proceedings been started or has the employment agreement been rescinded (ontbonden) or have discussions been initiated with a view to terminating the employment of any such Key Employee through mutual consent or has the employment of any such Key Employee been terminated through mutual consent.

10.3
The Group Companies have complied in all material aspects with their obligations under applicable labour laws, collective bargaining agreements, reorganisation plan (sociaal plan), any employment agreement or bonus or incentive scheme of its employees, relating to the employment of employees.

10.4	Since the Effective Date, no change has been made in the rate of the emoluments of any Key Employee, except as disclosed in the Disclosed Information.

10.5	There is not, and during the 12 months preceding the Effective Date there has not been, any collective labour dispute or industrial action affecting the Group Companies.

10.6	No Group Company has agreed upon any payment as an incentive to complete, or triggered by, the Transaction with any of its employees.

10.7
The Data Room contains full details of all works councils and employee representative bodies which by law or by virtue of any collective bargaining agreement have the right to be informed and consulted on matters which affect the employees of any Group Company.

11.	PENSIONS

11.1
Except pursuant to the Scheme, no Group Company has paid, provided or contributed towards, and no Group Company is under any obligation or commitment (whether written or unwritten or of an individual or collective nature) to pay, provide or contribute towards, any Benefit for or in respect of any present or past employee, director or other officer (or any spouse, child or dependant thereof) of any Group Company or of any predecessor in business of any Group Company or to pay any other costs or expenses in respect of the provision of any Benefit.

11.2	In relation to the Scheme, all contributions and other payments due from or on behalf of (former) Participants up to Completion have been fully paid or provided for in the Accounts.

11.3	Completion of the transactions contemplated by this agreement will not result in an increase in the amount of any Benefit or accelerate the vesting, timing, funding or payment of any Benefit.

11.4
Wherever possible under applicable Legal Requirements or practice, the Scheme is approved by the relevant Taxation and other Governmental Body and there is no ground on which such approval may cease to apply.

11.5
The Scheme has at all times been operated in accordance with, and the each Group Company has observed and performed all its obligations under the regulations of the Scheme, the requirements of the relevant Taxation authorities and other Governmental Body applicable to the Scheme and all applicable Legal Requirements, including but not limited to the Pensions Act and European Community Law, and no dispute has arisen or been threatened in connection with the Scheme.

11.6
Neither the Group Companies nor any Scheme administrator or any of its officers or employees is engaged in any dispute in relation to the Scheme and no such dispute has been threatened. There are no pending or threatened investigations or audits which have been or may be carried out in respect of any Group Company, the Scheme administrator or any of their officers in relation to the Scheme or the assets related to the Scheme.

11.7	All employees and former employees of each Group Company have participated and participate in the Scheme on terms fully consistent with the regulations of the Scheme.

12.	LITIGATION

12.1
No Group Company is engaged in any litigation, arbitration or alternative dispute resolution proceedings which are currently pending (except such as claimant for the collection of debts) which are material to the financial condition of the Group Company and to the best of the Sellers' knowledge there are no such proceedings expressly threatened by or against any Group Company or claims made by or against any Group Company which may result in such proceedings.

12.2	So far as the Sellers are aware there are no circumstances which are likely to give rise to any litigation, arbitration or alternative dispute resolution proceedings by or against any Group Company.

12.3
No Group Company is the subject of any investigation, inquiry or enforcement proceedings or process by any Governmental Body nor, so far as the Sellers are aware, are there any circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process.

13.	COMPLIANCE WITH LEGAL REQUIREMENTS AND LICENCES

13.1
No Group Company has done or omitted to do anything which is a contravention of any Legal Requirement which has resulted or may result in any fine, penalty, other liability or sanction on the part of a Group Company and no complaints have been received by any Group Company in respect of such matters.

13.2
Each Group Company has all Licences required to own and to operate its assets and to carry on the business of such Group Company in the ordinary course and has complied with all terms and conditions of those Licences and, so far as the Sellers are aware, no circumstances exist which may result in the termination, revocation, suspension or modification of any of those Licences or which might prejudice the renewal of any of those Licences.

13.3	No Group Company has received notice that it is in default under any material Licence.

13.4
No Group Company is the subject of any investigation, inquiry or enforcement proceedings or process by any Governmental Body nor, so far as the Sellers are aware, are there any circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process.

14.	NO RECOURSE

14.1
Except as set out in this agreement (including the Shareholder Loans and the salaries and/or fees up to EUR 352,405.87 paid or payable by any of the Group Companies to employees or management directors as mentioned in paragraph 4.2(b)(xv) of this Schedule), there are no arrangements in place under which any of the Sellers would be able to seek recourse against any of the Group Companies or any of the Group Companies' directors, officers, employees or consultants.

15.	DISCLOSED INFORMATION

15.1
To the best of the Sellers' knowledge, there is no information on the Group Companies which is material to the Business as a whole which the Sellers have intentionally omitted to include in the Disclosed Information.

                 PART 2

PURCHASER'S WARRANTIES

1.	The Purchaser is duly organised and validly existing under the laws of the jurisdiction in which it was incorporated.

2.
The Purchaser has the requisite power and authority (corporate and other) to carry on its business currently conducted and it is authorised to execute this agreement and any other agreements contemplated herein to which it is a party and to consummate the transaction under this agreement. The execution of this agreement and the agreements contemplated herein have been duly authorised by all requisite corporate action.

3.
This agreement and all other agreements and obligations undertaken in connection with the sale and purchase of the Shares constitute or will constitute, following the execution thereof, the valid and legally binding obligations of the Purchaser, enforceable against it in accordance with the respective terms.

4.
The execution and performance by the Purchaser of this agreement, and of the agreements contemplated herein, will not violate the provisions of any applicable law, the articles of association of the Purchaser, the deed of incorporation of the Purchaser or bylaws or other similar documents (each as amended from time to time), or any resolution of the Purchaser's board of directors or other corporate governing body or of the Purchaser's shareholders.

5.
The Purchaser is not precluded by the terms of any contract, agreement or other instrument by which it is bound from entering into this agreement or into such other agreement or from the completion of the sale and purchase of the Shares.

6.
No consents, approvals, orders or authorisations of, or registrations, declarations or filings with, any person are required in connection with the entering into of this agreement, or of the agreements contemplated herein.

7.
The Purchaser is not insolvent nor has been declared bankrupt, and, as far as the Purchaser is aware, no action or request is pending or threatened to declare the Purchaser bankrupt or to make the Purchaser subject to any proceeding contemplated by any applicable bankruptcy law.

8.	On the Completion Date the Purchaser will have sufficient unrestricted funds available to it to pay the Purchase Price in cash when due under this agreement.

                SCHEDULE 6

                                                                                                                                          INTERPRETATION

1.	In this agreement:

 Accounts means the consolidated balance sheet and consolidated profit and loss account as at (per) the Accounts Date of the Group Companies;

 Accounts Date means 31 July 2011;

 Affiliate means in relation to any person or entity, any direct or indirect subsidiary or direct or indirect holding company of that person or entity and any other direct or indirect subsidiary of such holding company;

 Benefit means any pension, lump sum, gratuity, payment, (deferred) compensation, payment of expenses, bonus or incentive benefit, or other benefit similar to any of these, given or to be given on or following leaving employment, retirement (including early retirement), death, ill-health, injury or disablement or in anticipation of leaving employment or after leaving employment or after death, or be given on or in anticipation of or in connection with any change in the nature of the employment of the employee concerned;

 Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in The Netherlands for normal business;

 Closing Amounts has the meaning ascribed to it in Annex 3;

 Company has the meaning set out in recital (A) and as further set forth in Schedule 1;

 Completion means completion of the sale and purchase of the Shares in accordance with this agreement;

 Completion Date means 18 October 2011;

 Consilience has the meaning ascribed to it in the introductions;

 Current Accounts Debt has the meaning ascribed to it in subclause 7.3;

 Damages Payment has the meaning ascribed to it in subclause 11.6(a);

 Data Room means the data room of project Pittsburgh, a copy of which is attached as DVD in Schedule 4;

 Debt Amounts has the meaning ascribed to it in Annex 3;

 Deferring Party has the meaning ascribed to it in subclause 4.4;

 Disclosed Information has the meaning ascribed to it in subclause 8.2;

 Deutsche Bank means Deutsche Bank Nederland N.V.;

 Deutsche Bank Existing Debt has the meaning ascribed to it in subclause 7.3;

 Due Diligence Investigation has the meaning ascribed to it in subclause 8.1(a);

 Effective Date means 00h01 (CET) 1 August 2011;

 Employee loans has the meaning ascribed to it in Annex 3;

 Escrow Agreement means the agreement between the Purchaser, the Sellers and the Escrow Agent (as defined therein) in relation to the Escrow Amount;

 Escrow Amount has the meaning ascribed to it in Clause 6;

        Excess Recovery has the meaning ascribed to it in subclause 11.6(d);

        Fairly Disclosed means a matter is disclosed in a manner that is reasonably sufficient to appreciate the actual or potential consequences of the matter in question from a prima facie review of the relevant documents and in respect of Disclosed Information made available in the Data Room is included in such sections thereof where such information can reasonably be expected. The parties acknowledge and agree that when reference is made to a document or a particular part of a document, but the document itself has not been provided to the Purchaser or its advisors as part of the Data Room, such matter or reference and document or particular part of a document shall not be deemed to have been disclosed to the Purchaser.

 Futura means Futura Technology B.V.;

 Futura Deed of Transfer means the notarial deed to be executed by the Notary substantially in the form attached hereto in Schedule 3Part 2;

 Futura Escrow Amount means the amount held in escrow as set out in the escrow agreement between Tikapo Holding B.V., the Company and the escrow agent;

 Futura Purchase Price means the purchase price to be paid for the acquisition of the Futura Shares, being an amount of EUR 2,310,397;

 Governmental Body means any: (a) nation, country, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multinational organisation or body; or (e) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or other power of any nature;

 Group Companies means the Company and the Subsidiaries and Group Company means any of them;

 Indemnified Party means the Purchaser and/or any of the Group Companies;

 Indirect Shareholders means Messr. P. Berens, J. Hoogland, R.N. Remmert De Vries and J. Hoogenbosch;

 Insolvency Proceedings means any form of bankruptcy, liquidation, receivership, administration, arrangement or scheme with creditors, moratorium, interim or provisional supervision by the court or court appointee, whether in the jurisdiction of the place of incorporation or in any other jurisdiction, whether in or out of court;

 Interested Person means in relation to any Seller that Seller's direct or indirect holding companies and any shareholder in those direct or indirect holding companies and any principal, sponsor, adviser or manager of such shareholder;

 Investors has the meaning ascribed to it in Clause 14.2;

 Key Employees has the meaning ascribed to it in Annex 2;

 Legal Requirement means any requirement, order, constitution, law, ordinance, regulation, statute, or treaty of a Governmental Body;

 Licence means any permit, authorisation, exemption, licence, consent, approval, registration, recognition, notification or permission;

 Notary means a civil law notary (notaris) of Allen & Overy LLP Amsterdam;

 Notary Letter means the notary letter as attached as Annex 4;

 PA Deed of Transfer means the notarial deed to be executed by the Notary substantially in the form attached hereto in Schedule 3Part 1;

 Participation means the companies in which the Company directly or indirectly owns a share interest, of which the names and details are listed in Schedule 2Part 2;

 Participation Shares means the 49% shareholding of the Company in the capital of Futura, with a nominal value of EUR 50 per Participation Share as per the Completion Date;

 Priority Shares means the nine issued and outstanding priority shares in the capital of the Company with a nominal value of EUR 0.10 each as per the Completion Date;

 Purchase Price has the meaning ascribed to it in subclause 3.1;

 Purchaser has the meaning ascribed to it in the introduction;

 Purchaser's Group means the Purchaser and any and all of its Affiliates at any time, but excluding the Group Companies;

 Purchaser's Lawyers means Allen & Overy LLP of Apollolaan 15, 1077 AB Amsterdam, The Netherlands;

 Restriction means any: security right (zekerheidsrecht) or other limited right (beperkt recht); attachment (beslag); qualitative obligation; retention of title, right of retention; personal right of enjoyment or use; licence; royalty obligations; beneficial ownership rights; option; right of first option; right of first refusal or any other restriction of any kind on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, whether following from public or private law and any rights to acquire any of the above;

 Schemes means all and each of the schemes, arrangements, agreements, customs, practices or policies identified in the Data Room and Scheme means any of the Schemes;

 Sellers Breach means any circumstance whether known or unknown and whether attributable to the Sellers or not, which causes any of the Sellers' Warranties to be untrue or misleading on the date of this agreement, or any other breach of any of Sellers' obligations or undertakings pursuant to or in connection with this agreement or any related documents;

 Sellers means Wave and Consilience together and Seller means either of them;

 Sellers' Group means the Sellers and in relation to each Seller, any and all of its Affiliates but excluding the Group Companies;

 Sellers' Warranties means the representations and warranties on the part of the Sellers listed in Schedule 5Part 1;

 Shares means all the issued and outstanding shares in the capital of the Company with a nominal value of EUR 0.10 each as per the Completion Date, excluding the Priority Shares;

 Shareholder Loans has the meaning ascribed to it in Annex 3;

 Subsidiaries means all the companies in which the Company directly or indirectly owns a share interest, of which the names and details are listed in Schedule 2Part 1;

 Subsidiary Shares means the issued and outstanding share capital of each of the respective Subsidiaries owned by any Group Company as set out in Schedule 2Part 2;

 Systems means all the software, computer hardware, network and telecommunications equipment that are used by any Group Company in connection with the operation of the business of any Group Company as currently conducted;

         Taxation means all forms of taxation, duties, imposts and levies, of any country or jurisdiction, whether arising by way of a primary liability or by way of a secondary liability, including income tax (including income tax or amounts equivalent to or in respect of income tax required to be deducted or withheld from or accounted for in respect of any payment), corporation tax, advance corporation tax, capital gains tax, capital tax, dividend tax, inheritance tax, value added tax, customs and other import or export duties, excise duties, stamp duty reserve tax, wage tax, social security, or other similar contributions or liabilities on the basis of article 24, 39 and 43 of the Tax Collection Act 1990 (Invorderingswet 1990), and any interest, penalty, surcharge or fine relating thereto;

 Tax Transaction means any transaction, event, act or omission and any transaction, event, act or omission deemed to have occurred for Taxation purposes.

 TDS means TDS IT Consulting GmbH;

 TDS Existing Debt has the meaning ascribed to it in subclause 7.2;

 Third Party Claim has the meaning ascribed to it in subclause 12.1;

 Third Party Sum has the meaning ascribed to it in subclause 11.6(b);

 Transaction has the meaning ascribed to it in recital (B);

 Transaction Costs means all fees, costs and expenses (including the fees, costs and expenses of lawyers, accountants, brokers, finders, financial and other professional advisers), relating to the transactions contemplated in this agreement;

 Unanimous Consent Resolution means a resolution in writing by a company's body (vennootschapsorgaan), adopted by unanimous consent of all members of such body and, in respect of a resolution by a general meeting, including the opportunity for each managing director and supervisory director (if any) to have rendered their advice;

 Warranty Breach has the meaning ascribed to it in subclause 8.2(b);

 Warranty Claim means a claim by the Purchaser for any breach or alleged breach of any of the Warranties; and

 Wave has the meaning ascribed to it in the introductions.

2.
Where any statement in Schedule 5Part 1 is qualified by the expression so far as the Sellers are aware or to the best of the Sellers' knowledge or any similar expression, that expression or statement shall be deemed to include an additional statement that it has been made after due and careful enquiry.

3.	Any express or implied reference to an enactment (which includes any legislation in any jurisdiction) includes references to:

(a)	that enactment as amended, extended or applied by or under any other enactment before or after the date of this agreement;

(b)	any enactment which that enactment re-enacts (with or without modification); and

(c)
any subordinate legislation (including regulations) made (before or after the date of this agreement) under that enactment, including (where applicable) that enactment, as amended, extended or applied as described in subparagraph (a) above, or under any enactment referred to in subparagraph (b) above.

4.	In this agreement references to an individual include his or her estate and representatives.

5.	References to a company will be construed so as to include any company, corporation, corporate body or other legal entity, wherever and however incorporated or established.

6.	For the purposes of this agreement, a company is a subsidiary of another company, its holding company, if that other company:

(a)	holds a majority of the voting rights in it; or

(b)	has the right, either alone or pursuant to an agreement with other shareholders or members, to appoint or remove a majority of its management board or its supervisory board (if any); or

(c)	is a shareholder or member of it and controls alone or together with other persons, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it,

or if it is a subsidiary of a company which is itself a subsidiary of that other company.

7.
For the purposes of this agreement, a company is a wholly owned subsidiary of another company if it has no members except that other and that other's wholly owned subsidiaries or persons acting on behalf of that other or its wholly owned subsidiaries.

8.
References to a person will be construed so as to include any individual, firm, company, Governmental Body, or any joint venture, association, partnership (whether or not having separate legal personality).

9.
References to threatened will be construed so as to include a claim, proceeding, dispute, action, or other matter that will be deemed to have been "threatened" if any demand or statement has been made (orally or in writing), or any notice has been given (orally or in writing), or if any other event has occurred, or any other circumstances exist, that would lead a prudent person to conclude that such a claim, proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

10.	An action taken by a person will be deemed to have been taken in the ordinary course of business or trading only if:

(a)
such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person (e.g. no special discount was provided to debtors of one or more Group Companies to encourage early payment); or

(b)
such action is not required to be authorised by the board of directors of such person (or by any person or group of persons exercising similar authority) and is not required to be specifically authorised by the holding company (if any) of such person; and

(c)
such action is similar in nature and magnitude to actions customarily taken, without any authorisation by the board of directors (or by any person or group of persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other persons that are in the same line of business as such person.

11.
Where any obligation is qualified or phrased by reference to use reasonable endeavours, best efforts or wording of a similar nature, it means the efforts that a person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible and, regard shall be had, among other factors, to: (a) the price, financial interest and other terms of the obligation; (b) the degree of risk normally involved in achieving the expected result; and (c) the ability of an unrelated person to influence the performance of the obligation.

12.	The singular shall include the plural and vice versa and references to words importing one gender will include both genders.

13.
Notwithstanding Clause 24.1, where in this agreement a Dutch term is given in italics or in italics and in brackets after an English term and there is any inconsistency between the Dutch and the English, the meaning of the Dutch term shall prevail.